[*]	indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

EXHIBIT 10.59

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is dated as of May 22, 2006 (the “Effective Date”) and is made by and between Schering Corporation, acting through its Schering-Plough Research Institute division, a New Jersey corporation having offices at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 (hereinafter “SPRI”); and XOMA (US) LLC, a Delaware limited liability company having offices at 2910 Seventh Street, Berkeley, California 94710 (hereinafter “XOMA”). SPRI and XOMA are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, SPRI and XOMA are each in the business of, among other things, discovering and developing products for the prevention or treatment of human diseases and conditions;

WHEREAS, SPRI (a) has technology for and expertise in the identification and validation of targets for use in the discovery of such products, and has identified and validated, and continues to identify and validate, target antigens for use in the discovery of antibodies potentially useful for such purposes, and (b) has personnel with expertise in the development of such products;

WHEREAS, XOMA has technology for and expertise in the discovery, optimization, development and manufacturing of antibodies potentially useful for such purposes;

WHEREAS, SPRI and XOMA are interested in collaborating (a) in the discovery of antibodies to target antigens identified and validated by SPRI and (b) in the development of such antibodies for use in the prevention or treatment of human diseases and conditions; and

WHEREAS, it is anticipated that XOMA will have primary responsibility for research and development activities relating to the target antigens that are the subject of the Parties’ collaboration from antibody discovery through Investigational New Drug application filing(s);

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties hereto mutually agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings specified below:

1.1 “Adverse Drug Reaction” means any untoward medical occurrence in a patient or subject who is administered a Collaboration Product, whether or not considered related to the Collaboration

Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Collaboration Product.

1.2 “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with a Party to this Agreement. For purposes hereof, “control” means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entity; or (c) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3 “Annual Maintenance Fee” has the meaning specified in Section 7.2 hereof.

1.4 “Antibody” means any immunoglobulin molecule whether in monospecific or any other form and shall include, without limitation, immunoglobulin fragments, such as Fv, Fab, F(ab’) and single-chain antibodies.

1.5 “Antibody Product” means any composition of matter or article of manufacture consisting essentially of an Antibody (a) alone or (b) integrally associated with a composition of matter or article of manufacture (including without limitation conjugates bound to a toxin, label or other moiety) providing therapeutic, half-life, safety or other advantages to the Antibody.

1.6 “Antibody Related Claims” has the meaning specified in Section 9.2.1 hereof.

1.7 “Bankruptcy Code” has the meaning specified in Section 14.3 hereof.

1.8 “Batch” means a specific volume, produced in a 130L or larger size bioreactor, of cell culture fluid processed through to bulk drug substance that is intended to have a uniform character and quality, within specified limits, and that is produced according to a single manufacturing order during the same cycle of manufacture.

1.9 “Batch Price” means the price associated with the production of each Batch (excluding internal analytical testing and Third Party costs as provided in Section 7.6.2), which, for [*], shall be as follows: [*] for each 130L scale Batch; [*] for each 500L scale Batch; and [*] for each 2,750L scale Batch. Batch Prices shall be adjusted annually by XOMA, [*].

1.10 “BLA” means a Biologics Licensing Application (as defined in the FDC Act) and any other equivalent marketing authorization application or other license, registration or application seeking approval from a Regulatory Authority to market a Collaboration Product in the Field in the Territory.

1.11 “Cancer” means a condition or disease primarily characterized by uncontrolled growth or spread of abnormal and anaplastic cells, metastases, neoplasm, malignant tumors and/or invasion by abnormal and anaplastic cells into tissues regardless of cause. For the avoidance of doubt, Cancer shall not include inflammation, infection or conditions characterized solely by hypertrophy or hyperplasticity of normal cells.

1.12 “cGMP Guidelines” means the FDA’s current good manufacturing practice guidelines as promulgated under the FDC Act and 21 C.F.R. (parts 210 and 211), and as further defined by FDA guidance documents, as amended from time to time.

1.13 “Chiron Agreement” has the meaning specified in Section 1.14 hereof.

1.14 “Chiron Exclusivity Period” shall mean the exclusivity period provided for in Section 3.2 of the May 26, 2005 Research, Development and Commercialization Agreement between Chiron Corporation and XOMA (the “Chiron Agreement”). As of the Effective Date, the Chiron Exclusivity Period expires on February 27, 2007.

1.15 “Collaboration” has the meaning specified in Section 2.1.1 hereof.

1.16 “Collaboration Committee” means the Joint Steering Committee, JRDC or Joint Patent Committee. “Collaboration Committees” means any combination of the foregoing.

1.17 “Collaboration Product” means a Program Antibody that has been selected by the Joint Steering Committee and SPRI as a lead or backup development candidate for further development under the Collaboration.

1.18 “Collaboration Target” means any Proposed Target that has been selected for Research and Development in accordance with Section 2.2 hereof.

1.19 “Combination Product” has the meaning specified in Section 1.58 hereof.

1.20 “Commercially Reasonable and Diligent Efforts” means the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with either (a) the efforts such Party devotes to products or research and development projects of similar scientific and commercial potential, or (b) if such Party does not have and has not had any such products or projects, the efforts a peer company in the biopharmaceutical industry would devote, in accordance with industry standards and practices, to products or research and development projects of similar scientific and commercial potential, and subject in any event to any Pre-existing Obligations of such Party properly disclosed to the other Party in accordance herewith. For the avoidance of doubt, matters or events beyond the reasonable control of a Party, such as delays or actions taken by a Regulatory Authority, that result in delays in an R&D Program shall not constitute a lack of diligence hereunder.

1.21 “Confidential Information” means any information and data received by a Party (the “Receiving Party”) from the other Party or its Affiliates (the “Disclosing Party”) in connection with this Agreement or the Mutual Confidentiality Agreement (For Common Interest Privileged Discussions) effective as of March 6, 2006 between the Parties (including, without limitation, all information disclosed by the Parties under Article 2 hereof and any research, testing, clinical, regulatory, marketing or other scientific or business information, plans, or data pertaining to any Collaboration Product of the Disclosing Party). Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data:

(a) which is or becomes public knowledge (through no fault of the Receiving Party); or

(b) which is made available to the Receiving Party by an independent third Party not under an obligation of confidentiality with the Disclosing Party (and such lawful right can be demonstrated by the Receiving Party’s written records); or

(c) which is already rightfully in the Receiving Party’s possession at the time of receipt from the Disclosing Party (and such prior possession can be demonstrated by the Receiving Party’s written records); or

(d) which is independently developed by an employee of the Receiving Party and/or its affiliates without the aid, application or use of confidential information disclosed by the Disclosing Party (and such independent development can be demonstrated by the Receiving Party’s written records).

[*]

1.22 “Contract Quarters” has the meaning specified in Section 1.23 hereof.

1.23 “Contract Year” means, with respect to a particular Collaboration Target, (a) with respect to the first Contract Year, the period beginning on the date such Collaboration Target is accepted into the Collaboration (or, in the case of the first Collaboration Target, the Effective Date) and ending on December 31 of the calendar year in which such acceptance takes place (or, in the case of the first Collaboration Target, December 31, 2006) (such period, the “First Contract Year”), and (b) with respect to each subsequent Contract Year, the twelve (12) month period beginning on the day following the end of the First Contract Year and each succeeding twelve (12) month period thereafter. Each Contract Year (other than the First and last Contract Years, as applicable) shall be divided into four (4) “Contract Quarters” comprised of successive three (3) month periods. In the First Contract Year, the first Contract Quarter shall begin on the first day of the First Contract Year and shall end on the last day of the calendar quarter in which the relevant Collaboration Target is accepted into the Collaboration (or, in the case of the first Collaboration Target, June 30, 2006).

1.24 “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license or sublicense.

1.25 “Cover,” “Covered” or “Covering” means, with respect to a Patent Right, that, but for rights granted to a person or entity under such Patent Right, the practice by such person or entity of an invention claimed in such Patent Right would infringe a Valid Claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a pending claim in such patent application if it were to issue as a patent.

1.26 “Disclosing Party” has the meaning specified in Section 1.21 hereof.

1.27 “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.28 “EMEA” means the European Medicines Agency, or any successor thereto.

1.29 “Escrow Agent” means an independent Third Party consultant hired by XOMA with whom XOMA has deposited a list of Excluded Targets, which XOMA may update from time to time, and who shall notify SPRI which, if any, Proposed Targets are Excluded Targets.

1.30 “Event of Default” means an event described in Section 13.3 hereof.

1.31 [*]

1.32 “Excluded Target” means a Target that XOMA has elected, in its sole discretion, to exclude from consideration for inclusion in the Collaboration and is identified on the list of Excluded Targets deposited with the Escrow Agent prior to such Target being designated as a Proposed Target by SPRI.

1.33 “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.34 “FDC Act” means the United States Food, Drug and Cosmetic Act (or any successor thereto), as amended, and the rules and regulations promulgated thereunder.

1.35 “Field” means the diagnosis, prevention, control and treatment of any human disease or condition excluding, until the expiration of the Chiron Exclusivity Period, Cancer. Upon expiration of the Chiron Exclusivity Period, Cancer shall immediately be included within the Field.

1.36 “First Commercial Sale” means the first sale for use or consumption by the general public of a Collaboration Product in a country after Regulatory Approval has been obtained in such country. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Collaboration Product for use in clinical trials or for compassionate use prior to Regulatory Approval.

1.37 “First Contract Year” has the meaning specified in Section 1.23 hereof.

1.38 “FTE” means a full-time equivalent person-year [*] of scientific, medical, technical, regulatory or managerial work on or directly related to R&D Plan activities or Manufacturing Plan activities, as applicable, calculated on a calendar monthly fractional effort basis for each individual engaged in such activities. The fraction of an FTE attributable to an individual’s scientific, medical, technical, regulatory or managerial work on or directly related to such activities in any given calendar month shall be determined as follows: (a) the numerator of such fraction shall equal the actual hours worked by such individual on or directly related to R&D Plan activities or Manufacturing Plan activities, as applicable (which number of hours shall be adjusted on a pro-rata basis in the case of exempt employees, to the extent necessary, such that the individual in question is not in any case allocating more of his or her time in such calendar month than there are total “monthly working hours” in such month to (i) R&D Plan activities and Manufacturing Plan activities, (ii) working activities other than R&D Plan activities and Manufacturing Plan activities (e.g., work on other projects, administrative duties, and other working activities not allocable to the Collaboration) and (iii) weekday holidays, vacation, medical leave and other paid-time-off, collectively), and (b) the denominator of such fraction shall be [*] hours. The numerator shall exclude paid-time-off and administrative and other non-allocable activities. For purposes of the foregoing, “monthly working hours” for a given calendar month shall be equal to (x) the total number of weekdays (including weekday holidays) in such calendar month multiplied by (y) [*] hours.

1.39 “FTE Costs” means the amounts determined by multiplying (a) the number of FTEs allocated by a Party during the relevant time period, subject to any limitations set forth in the applicable R&D Plan or Manufacturing Plan and associated budget(s) or otherwise established by the Joint Steering Committee, by (b) the applicable FTE Rates.

1.40 “FTE Rate” means, for each functional area, the rate set forth below corresponding to such functional area, to be adjusted annually (beginning in January of 2007) for inflation using the latest available U.S. Producer Price Index for finished goods, less food and energy (WPUSOP3500) as published by the Bureau of Labor Statistics as a simple percentage. In addition, the Joint Steering Committee shall discuss and approve, as needed, further adjustments to FTE Rates every [*] on a prospective basis beginning in January of [*]. In the event the Joint Steering Committee is unable to reach consensus on any adjustment pursuant to the immediately preceding sentence, then SPRI shall have the deciding vote with respect thereto but shall, in reaching its decision, give due consideration to the FTE rates reflected in XOMA’s then most recent comparable agreements of similar scope and financial terms with Third Parties. The FTE Rate is intended to embody costs (i) directly attributable to such Party’s supervisory functions, service functions, occupancy costs, and its payroll, information systems, or purchasing functions, all of which are in direct support of the development, manufacture, use and/or sale of an applicable Collaboration Product, and (ii) allocated to departments based on space occupied or headcount or other activity-based methods; but shall not include any costs attributable to general corporate activities including but not limited to executive management, investor relations, human resources, business development, legal affairs, finance and employee costs associated with stock option plans and other equity incentive plans as permitted by applicable accounting rules. For the avoidance of doubt, the services of administrative employees and support services necessary for the conduct of the Collaboration are considered part of general and administrative services overhead and, as such, the costs for such services have been included in the calculation of the fully burdened FTE Rates listed herein. [*] Establishment of annual FTE Rates for functional areas not set forth in the table below shall be the responsibility of the JRDC. Such rates will be used to determine the R&D Plan and related budget for the applicable annual period.

Functional Area	Annual FTE Rate
Pre-Clinical	$	[	*]
Clinical	$	[	*]
Regulatory	$	[	*]
Pilot Plant (Process Development)	$	[	*]
Quality	$	[	*]
Technical Development (Cell Line Work and Assay Development)	$	[	*]
Project Management	$	[	*]

1.41 “GAAP” means United States generally accepted accounting principles, as they exist from time to time, consistently applied.

1.42 “Human Engineering™ Technology” means the Human Engineering™ technology Controlled by XOMA, as more fully described in Schedule 1.42.

1.43 “IND” means an Investigational New Drug application filed with the U.S. Food and Drug Administration or a similar application for the clinical testing of a Collaboration Product in human subjects filed with a foreign Regulatory Authority.

1.44 “Indemnitee” has the meaning specified in Section 12.4 hereof.

1.45 “Indemnitor” has the meaning specified in Section 12.4 hereof.

1.46 “Initial Royalty Period” means, for each Collaboration Product the period commencing with the First Commercial Sale thereof and continuing on a country-by-country basis until [*].

1.47 “Joint Patent Committee” has the meaning specified in Section 3.1.3 hereof.

1.48 “Joint Project Team” has the meaning specified in Section 3.1.2 hereof.

1.49 “Joint Steering Committee” has the meaning specified in Section 3.1.1 hereof.

1.50 “JRDC” has the meaning specified in Section 3.1.2.

1.51 “Know-How” means any and all know-how, trade secrets, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols, and research, pre-clinical and clinical data and information, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format. Know-How shall not include Patent Rights.

1.52 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.53 “LIBOR” has the meaning specified in Section 7.12 hereof.

1.54 “Manufacturing” or “Manufacture” means all activities set forth in the applicable Manufacturing Plan associated with the production, processing, formulating, filling, finishing and packaging of Collaboration Products in the Field, including pilot plant process development; pilot plant stability testing; manufacturing process development; manufacturing process and assay validation; manufacturing scale-up; preclinical, clinical and commercial manufacture; and analytical development, quality assurance and quality control activities directly related to any of the preceding activities.

1.55 “Manufacturing Costs” means, with respect to the Manufacture of a Collaboration Product as set forth in the applicable Manufacturing Plan, the [*] internal costs of XOMA, which costs shall be determined based on FTE Costs or Batch Price, and the [*] costs billed to XOMA by Third Parties, in each case consistent with and directly related to the budget set forth in the applicable Manufacturing Plan incurred in pilot plant process development; manufacturing process development; manufacturing process improvement; manufacturing scale-up; the development of manufacturing standard operating procedures, batch records, and quality assurance and quality control methods and procedures; and the time of manufacturing personnel for preparing, submitting, reviewing or developing data or information for the purpose of a drug master file or for submission to a Regulatory Authority.

1.56 “Manufacturing Plan” has the meaning specified in Section 5.1.1 hereof.

1.57 “Master Cell Bank” means an aliquot of a single pool of cells which generally has been prepared from the selected cell clone under defined conditions, dispensed into multiple containers and stored under defined conditions. The single pool of cells will be generated from a cell line having agreed upon characteristics, including [*], established prior to the initiation of preparation of such Master Cell Bank pursuant to the relevant R&D Program, or as subsequently agreed to by the Joint Steering Committee, based on relevant cGMP and GLP standards for [*].

1.58 “Net Sales” means, with respect to each country of the world, the gross amount invoiced by SPRI, or its Affiliates or sublicensees, on sales of a Collaboration Product to a Third Party end user, and exclusive of intercompany transfers or sales, less the actually granted or incurred reasonable and customary deductions from such gross amounts including: (i) normal and customary trade, cash and quantity discounts, allowances and credits; (ii) credits or allowances for damaged goods, returns or rejections and retroactive price reductions; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed including without limitation value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing); (iv) freight, postage, shipping, customs duties and insurance charges; (v) charge back payments and rebates (or equivalents thereof) granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (vi) commissions paid to Third Parties other than sales personnel and sales representatives or sales agents.

In the event the Collaboration Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by [*].

In the event that the average sale price of the Collaboration Product can be determined but the average sale price of the other active compounds or active ingredients cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*]. If the average sale price of the other active compounds or active ingredients can be determined but the average price of the Collaboration Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*].

In the event that the average sales price of both the Collaboration Product and the other active compounds or active ingredients in the Combination Product cannot be determined, the Net Sales of the Collaboration Product shall be negotiated in good faith by the Parties [*].

As used above, the term “Combination Product” means any Collaboration Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

Free samples of Collaboration Product and the disposition of Collaboration Product for, or the use of Collaboration Product in, pre-clinical or clinical (Phase 1 – 3) trials or other market-focused (Phase 4) trials in which Collaboration Product is provided to patients without any payment shall not result in any Net Sales.

1.59 “Patent Prosecution” has the meaning specified in Section 9.2.1 hereof.

1.60 “Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including, without limitation, any continuations, continuations-in-part, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.61 “Phage Display License Agreements” means the license agreements listed in Schedule 1.61.

1.62 “Phase 1 Trial” means a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Collaboration Product in subjects as more fully described in 21 C.F.R. 312.21(a), or its foreign equivalent. For purposes of this Agreement, “commencement of a Phase 1 Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 1 Trial.

1.63 “Phase 2 Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Collaboration Product for a particular indication or indications in patients with the disease or indication under study as more fully described in 21 C.F.R. 312.21(b), or its foreign equivalent. For purposes of this Agreement, “commencement of a Phase 2 Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 2 Trial.

1.64 “Phase 3 Trial” means a pivotal human clinical trial, generally undertaken after proof of concept has been demonstrated (whether by trend, biomarker or otherwise), in numbers of patients anticipated to be adequately powered, in any country, the results of which could be used to establish safety and efficacy of a Collaboration Product as a basis for a BLA as more fully described in 21 C.F.R. 312.21(c) or its foreign equivalent. For purposes of this Agreement, “commencement of a Phase 3 Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 3 Trial. In the event of a Phase 2/3 trial, initiation of Phase 3 shall be deemed to have occurred upon a decision by SPRI to continue enrollment for the pivotal portion of such trial.

1.65 “Plan” means an R&D Plan or Manufacturing Plan, as the case may be.

1.66 “Pre-existing Obligations” means the obligations of SPRI or XOMA, as the case may be, existing under agreements in effect prior to the Effective Date with respect to SPRI Background Technology or XOMA Background Technology, in each case as disclosed to the other Party in writing (a) prior to the execution of this Agreement, (b) if related to a Proposed Target, in accordance with Section 2.2, and/or (c) if related to a Program Antibody, at the time such Program Antibody is first disclosed to the JRDC or otherwise promptly upon a Party’s realization that such obligation is relevant to the activities to be carried out in the course of the Collaboration, as applicable.

1.67 “Program Antibody” means an Antibody Product that (a) is first identified or discovered by XOMA in the course of the Collaboration, (b) (i) is Controlled by SPRI, (ii) either is in SPRI’s or any of its Affiliates’ possession as of the Effective Date or is discovered or acquired by SPRI or any of its Affiliates during the Program Term but outside the conduct of the Collaboration, and (iii) is designated a Program Antibody by the Joint Steering Committee, or (c) the Parties agree to acquire from a Third Party, and, in the case of clauses (a), (b) and (c), selectively binds to and acts through a Collaboration Target; provided, however, that in no event shall an Antibody Product that is subject to one or more Pre-existing Obligations become a Program Antibody unless such designation is affirmatively agreed to by the Joint Steering Committee after disclosure of the nature of such Pre-existing Obligation(s) by the applicable Party, such agreement not to be unreasonably withheld or delayed.

1.68 “Program Director” has the meaning specified in Section 3.2 hereof.

1.69 “Program Materials” means (a) any Program Antibodies and (b) any materials other than Program Antibodies Controlled by a Party or jointly by the Parties that are first identified or discovered in the conduct of the Collaboration and during the applicable Program Term.

1.70 “Program Patent Rights” means any Patent Rights Controlled by a Party or jointly by the Parties that Cover any Program Technology first invented, discovered, made, conceived, reduced to practice or otherwise licensed or acquired, or Program Materials first identified or discovered, during the applicable Program Term.

1.71 “Program Technology” means any and all Know-How and inventions Controlled by a Party or jointly by the Parties that are first invented, discovered, made, conceived, reduced to practice or otherwise licensed or acquired in the conduct of the Collaboration and during the applicable Program

Term; provided that Know-How or inventions that constitute an improvement to the Human Engineering™ Technology (including any Know-How or inventions otherwise meeting this definition and constituting an improvement thereto) shall not be included in Program Technology. For clarity, Program Technology excludes Program Materials.

1.72 “Program Term” has the meaning specified in Section 2.1.2 hereof.

1.73 “Proposed Targets” has the meaning specified in Section 2.2.2 hereof.

1.74 “R&D Costs” means costs and expenses that are incurred after the Effective Date by either Party in performing Research and Development activities consistent with and directly related to an applicable R&D Plan and associated budget, including:

(a) the costs of internal scientific, medical, technical, and/or managerial personnel engaged in such efforts, which costs shall be determined based on FTE Costs, unless another basis is otherwise agreed upon by the Parties in writing; and

(b) all [*] costs and expenses incurred, including payments to investigators, contract research organizations, and consultants, for preclinical studies, pharmacodynamic or pharmacokinetic studies, molecular biology, toxicology studies, data management, statistical design, programming and analysis, clinical studies, clinical trial management, document preparation and review, subject recruitment and reimbursement, insurance, contract negotiation and travel;

(c) fees and costs incurred in connection with the preparation, filing and submission of INDs, BLAs and other regulatory filings with Regulatory Authorities (including pharmacoeconomic studies and any other clinical studies reasonably necessary for Regulatory Approval by relevant Regulatory Authorities to sell such Collaboration Product in each country);

(d) Collaboration related costs incurred under any Third Party licenses entered into prior to the Effective Date and disclosed to the other Party prior to the Effective Date or in accordance with Section 2.8;

(e) the [*] costs and expenses of clinical supplies, lab supplies, animals and other direct charges for such efforts as set forth in the R&D Plan, including: (i) costs and expenses incurred to purchase and/or package comparator or combination drugs or devices; and (ii) costs and expenses of disposal of clinical samples;

(f) the [*] costs of capital equipment incurred for Collaboration projects [*]; and

(g) any other costs included in the budget for such R&D Plan.

1.75 “R&D Plan” means the plan relating to a particular Collaboration Target for each Contract Year prepared, developed and approved in accordance with Section 2.2.5 or Section 4.2.1, as applicable. An outline of the tasks to be considered for inclusion in each R&D Plan is set forth in Schedule 1.75.

1.76 “R&D Program” means the Research and Development activities relating to a particular Collaboration Target and to be conducted in accordance with an applicable R&D Plan.

1.77 “Receiving Party” has the meaning specified in Section 1.23 hereof.

1.78 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department bureau or other governmental entity that are necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of a Collaboration Product in the Field in a country or group of countries.

1.79 “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of pharmaceutical products, including the FDA and the EMEA, and any successors thereto.

1.80 “Representatives” has the meaning specified in Section 3.8.2.2 hereof.

1.81 “Research and Development” means the conduct of activities relating to the discovery of Antibodies for Collaboration Targets, the identification, characterization, selection, optimization and research of Program Antibodies and Collaboration Products and the conduct of all tests, clinical and other studies and other activities (including test method development, toxicology studies, statistical analysis and report writing, preclinical and other testing, packaging and regulatory affairs, product approval and registration activities) set forth in, or required to obtain the information set forth in, applicable R&D Plan(s). Research and Development may include without limitation (a) the discovery of Program Antibodies that selectively bind to and act through Collaboration Targets, (b) the development of assays for Program Antibodies to, inter alia, confirm the activity of such Program Antibodies or Collaboration Target, (c) the Human Engineering™ of non-human Antibodies that selectively bind to and act through such Collaboration Target, and (d) the performance of affinity maturation on such Program Antibodies, in each case with the objective of identifying Program Antibodies that meet the criteria for designation as Collaboration Products.

1.82 “Specifications” means, with respect to any Collaboration Product, the applicable written specifications for such Collaboration Product in effect at a particular time including, but not limited to, specifications provided in any Regulatory Approval for such Collaboration Product.

1.83 “SPRI Background Technology” means any and all Know-How and Patent Rights Controlled by SPRI as of the Effective Date or that comes to be Controlled by SPRI during the Program Term (other than the Program Technology) and, in particular, any such Patent Rights and Know-How Covering any Collaboration Target, Program Antibody or Collaboration Product, for purposes of conducting Research and Development or Manufacturing activities in connection with the Collaboration. For the avoidance of doubt, the Parties acknowledge that, to the extent any SPRI Background Technology is covered by a license or other agreement with a Third Party, such SPRI Background Technology shall, for all purposes of this Agreement, be subject to the limitations, restrictions and financial obligations established in such Third Party license or agreement, with SPRI being responsible for the payment of all payments due thereunder.

1.84 “Target” means a gene and the products encoded by such gene, including, without limitation, (a) any partial or full-length DNA sequence from such gene (including any mutant or polymorphic forms thereof), (b) any RNA sequence (including any post-transcriptionally modified variants thereof) encoded by any such gene, (c) any peptide, polypeptide or protein (including any post-translationally modified variants thereof) encoded by any such gene, (d) any derivatives or fragments of any of the foregoing, and/or (e) any species variants or homologs of any of the foregoing. Each Target shall be identified by the full-length cDNA sequence of the gene and/or the amino acid sequence of the encoded protein or, in the event the gene has more than one splice variant form, by the full-length cDNA sequence of at least one splice variant form of such gene and/or the amino acid sequence of the encoded protein (with all such splice variants being included within the definition of Target).

1.85 “Territory” means all of the countries of the world.

1.86 “Upfront Fee” has the meaning specified in Section 7.1 hereof.

1.87 “Third Party” means any person or entity other than SPRI, XOMA and their respective Affiliates.

1.88 “Valid Claim” means a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.89 [*]

1.90 “XOMA Background Technology” means any and all Know-How and Patent Rights Controlled by XOMA as of the Effective Date, or acquired or developed by XOMA during and in connection with the Collaboration (other than the Program Technology), that are [*] for (a) research related to Collaboration Target(s) or (b) Research and Development, Manufacture or commercialization of Program Antibody(ies) or Collaboration Product(s). For the avoidance of doubt, the Parties acknowledge that, to the extent any XOMA Background Technology is covered by a license or other agreement with a Third Party, such XOMA Background Technology shall, for all purposes of this Agreement, be subject to the limitations, restrictions and financial obligations established in such Third Party license or agreement, with SPRI being responsible for the payment of all Collaboration- related payments due thereunder. XOMA Background Technology excludes the Human Engineering™ Technology.

ARTICLE 2

COLLABORATION OVERVIEW

2.1 General.

2.1.1 Objectives. The Parties intend to carry out a program in which SPRI and XOMA will collaborate to identify and characterize Program Antibodies and to carry out the Research and Development and Manufacturing of Antibody Products that act through Collaboration Targets for use in the Field (the “Collaboration”), consistent with the objectives set forth in the applicable Plan(s). It is intended that the Collaboration will be conducted as a unified collaborative effort with activities by the Parties carried out primarily at each Party’s respective facilities, and this intent shall be reflected in the applicable Plan(s).

2.1.2 Program Term. Each R&D Program shall have its own term, which shall commence on the date the R&D Program is initiated and shall continue until SPRI assumes full responsibility for the relevant Collaboration Product(s) (each, a “Program Term”). In no event shall XOMA be obligated, without its prior approval, to carry out activities beyond those listed in Section 4.1 and Schedule 1.75 as activities which it is anticipated XOMA may conduct.

2.1.3 Certain Restrictions.

2.1.3.1 Once a Proposed Target is disclosed to and accepted by XOMA as a Collaboration Target (as provided in Section 2.2), neither Party will conduct work on its own, or will work with any Third Party (except as provided in Section 2.4.3), on any preclinical research program to identify antibodies directed to such Collaboration Target for so long as SPRI is funding XOMA’s activities with respect to such Collaboration Target under the Collaboration. For purposes hereof, “funding XOMA’s activities with respect to such Collaboration Target under the Collaboration” does not include Manufacturing related activities (or required or requested regulatory or similar follow-up due to XOMA having conducted prior activities pursuant to this Agreement) beyond those activities enumerated in Schedule 1.75. After SPRI has stopped such funding, either Party may work on such Collaboration Target on its own or with a Third Party under the following conditions, provided that such work does not use any Confidential Information of the other Party, Program Materials or Program Technology except as otherwise permitted hereby:

(a) for a period of [*], neither Party will conduct an internal preclinical antibody research program (except SPRI may continue the program(s) initiated in collaboration with XOMA) with respect to such Collaboration Target nor solicit any Third Party to sponsor such a program; thereafter, either Party may conduct its own preclinical antibody research program with respect to such Collaboration Target and/or solicit one or more Third Parties to sponsor such a program; or

(b) following [*], in the event that either Party receives an unsolicited request from a Third Party to initiate a preclinical antibody research program with respect to such Collaboration Target, it will be free to do so.

The foregoing provisions of this Section 2.1.3.1 shall not apply [*].

2.1.3.2 SPRI agrees that, during the Chiron Exclusivity Period, it will not conduct any research or development in the field of Cancer with respect to any Antibodies or Antibody Products provided by XOMA, including Program Antibodies. Notwithstanding the foregoing, SPRI may use models of its own choosing to demonstrate the therapeutic activity for an Antibody or Antibody Product that will not be used in the field of Cancer during the Chiron Exclusivity Period. [*]

2.2 Selection of Collaboration Targets.

2.2.1 Initial Target. SPRI has designated [*] as the initial Target, and XOMA has accepted such Target into the Collaboration, thereby making it a Collaboration Target and the subject of the first R&D Program. In addition, the Parties acknowledge that [*] additional Proposed Targets have been disclosed to the Escrow Agent and have cleared XOMA’s conflict clearance procedure, but have not been designated by SPRI for inclusion in the Collaboration pursuant to Section 2.2.2 and therefore are not yet Collaboration Targets.

2.2.2 Proposal of Additional Targets. As used herein, “Proposed Targets” means Targets identified and validated by SPRI as having potential application in the Field and which are to be considered as candidates for Collaboration Targets. During the period [*], SPRI may request XOMA’s consent (which consent shall not be unreasonably withheld) to submit additional Proposed Targets to the Escrow Agent, for consideration as proposed Collaboration Targets, but shall have no obligation to submit any particular Target for consideration as a Proposed Target.

2.2.3 Exclusion of Targets from Consideration. Upon receipt of XOMA’s written consent as provided in Section 2.2.2, SPRI shall submit the identity of the Proposed Target to the Escrow Agent in confidence for comparison against XOMA’s list of Excluded Targets, which

XOMA may update from time to time. In the event such Proposed Target matches any Excluded Target on such list, the Escrow Agent shall promptly so notify each Party in writing. In the event the Proposed Target does not match any Excluded Target, the Escrow Agent shall promptly so notify each Party in writing and SPRI shall disclose the identity of the Proposed Target to XOMA. For the avoidance of doubt, the Escrow Agent shall not disclose the identity of the Proposed Target to XOMA. All fees and expenses of the Escrow Agent related to the performance of services under this Agreement shall be borne by SPRI.

2.2.4 Disclosure of Additional Information. In the event the Escrow Agent notifies the Parties that a Proposed Target does not match any Excluded Target, SPRI shall promptly disclose to XOMA [*].

2.2.5 Designation of Collaboration Targets. Within [*] following the submission by SPRI to XOMA of the information required pursuant to Section 2.2.4(a) – (c), XOMA shall give SPRI written notice of its rejection of or its intention, subject to mutual agreement between the Parties on an initial R&D Plan as provided below, to accept such Proposed Target as a Collaboration Target. If XOMA indicates that it intends to accept the Proposed Target as a Collaboration Target, then within [*] of such indication of intent to accept, the Parties shall prepare and agree (or conclude that they cannot agree) on an initial R&D Plan for such Collaboration Target. If such initial R&D Plan is mutually agreed within such period, then such Proposed Target shall become a Collaboration Target. XOMA may elect to reject such Proposed Target in the event that [*]. In the event XOMA rejects such Proposed Target or the Parties cannot agree on an initial R&D Plan, then such Proposed Target shall not become a Collaboration Target. In the event XOMA accepts such Proposed Target as a Collaboration Target, then the Parties shall proceed with the Research and Development of Antibody Products directed to such Collaboration Target in accordance with the applicable Plans. In the event that XOMA rejects a Proposed Target or the Parties cannot agree on an initial R&D Plan under this Section 2.2.5, XOMA shall not initiate an internal preclinical antibody research program directed to such rejected Target, directly or indirectly, or solicit any Third Party to sponsor such a program, for a period of [*] after the date of rejection under the following conditions: [*].

2.3 [*]

2.4 Conduct of Collaboration.

2.4.1 Efforts. Each Party shall use Commercially Reasonable and Diligent Efforts to conduct the activities of the Collaboration that are assigned to it in the then-applicable Plan(s), and each shall devote sufficient resources to carry out such respective activities.

2.4.2 Resources. Over the course of the Collaboration, tasks will be allocated between the Parties in the best interest of the Collaboration. The Parties agree to commit to the Collaboration the personnel necessary to meet their respective responsibilities set forth in each Plan.

2.4.3 Subcontractors. As necessary and in furtherance of the Collaboration, either Party may enter into Research and Development-related agreements or subcontracts in accordance with this Section 2.4.3; provided that [*].

2.4.4 Reports. Each Party shall submit written quarterly reports to the Joint Steering Committee, as may be required by the then-current Plan(s), detailing its activities under the Collaboration.

2.5 Collaboration Records. In order to protect the Parties’ Patent Rights and Know-How under U.S. law in respect of any inventions conceived or reduced to practice during or as a result of the Collaboration, each Party agrees to maintain a policy or procedures for its employees to record and maintain all data and information developed during the Collaboration in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy or procedures shall require such individuals to record all inventions generated by them in standard laboratory notebooks or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

2.6 Disclosure of Collaboration Results. Subject to restrictions imposed by a Party’s confidentiality obligations to any Third Party with respect to SPRI Background Technology or XOMA Background Technology, each Party will disclose to the JRDC and to the Joint Patent Committee all Program Technology and Program Materials that are discovered, invented or made by such Party in the course of the Collaboration and that are useful in or relate to the Collaboration, including without limitation information regarding Collaboration Targets, Program Antibodies and Collaboration Products and uses thereof and the results of all Research and Development studies. Such Program Technology and Program Materials will be promptly disclosed to the JRDC and to the Joint Patent Committee, with meaningful discoveries or advances being communicated as promptly as practicable after such information is obtained or its significance is appreciated. [*] Any information disclosed pursuant to this Section 2.6 may be used by the other Party solely for the purposes of the Collaboration or as otherwise expressly permitted in this Agreement.

2.7 Material Transfer. In order to facilitate the Collaboration, either Party may provide to the other Party certain Program Materials Controlled by the supplying Party for use by the other Party in furtherance of the Collaboration. All such Program Materials shall be considered the Confidential Information of both Parties and shall be subject to the restrictions in Article 10. Except as otherwise provided under this Agreement or in accordance with the applicable Plan(s), all such Program Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Collaboration and solely under the control of the other Party and its Affiliates, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party and shall not be used in research or testing involving human subjects, in each case except as may be provided in the applicable R&D Plan. The Program Materials supplied under this Section 2.7 must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. THE PROGRAM MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.8 [*]

ARTICLE 3

COLLABORATION MANAGEMENT

3.1 Collaboration Committees.

3.1.1 Joint Steering Committee. As soon as practicable after the Effective Date, XOMA and SPRI shall establish a Joint Steering Committee (the “Joint Steering Committee”) comprised of three (3) representatives from each of XOMA and SPRI, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the responsibilities of the Joint Steering Committee as provided herein.

3.1.2 Joint Research and Development Committee. As soon as practicable after the Effective Date, XOMA and SPRI shall establish a Joint Research and Development Committee (the “JRDC”) comprised of three (3) representatives from each of XOMA and SPRI, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the responsibilities of the JRDC as provided herein. From time to time during the Program Term, the JRDC may establish one or more Joint Project Teams (each, a “Joint Project Team”) to implement various aspects of any R&D Plan. Such teams shall be governed in the same manner and subject to the relevant requirements as set forth herein for the JRDC.

3.1.3 Joint Patent Committee. As soon as practicable after the Effective Date, XOMA and SPRI shall establish a Joint Patent Committee (the “Joint Patent Committee”) comprised of an equal number of representatives designated by each of XOMA and SPRI, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the responsibilities of the Joint Patent Committee as provided herein.

3.2 Program Directors. Each Party shall appoint one of its designees on the Joint Steering Committee and/or the JRDC to serve as a program director (each, a “Program Director”) with responsibility for overseeing the day-to-day activities of the Parties with respect to the Collaboration and for being the primary point of contact between the Parties with respect to the Collaboration.

3.3 Replacement of Collaboration Committee Representatives and Program Directors. Each Party shall be free to replace its representative members of any Collaboration Committee and its Program Director with new appointees who have authority to act on behalf of such Party, on notice to the other Party.

3.4 Responsibilities of Joint Steering Committee. The Joint Steering Committee shall be responsible for overseeing and directing the Parties’ interaction and performance of their respective obligations under this Agreement. The respective members of the Joint Steering Committee shall be responsible for obtaining all necessary approvals from the managements of their respective companies for the decisions they will be making as members of the Joint Steering Committee. Without limiting the generality of the foregoing, its duties shall include:

(a) preparing such procedures as may be necessary for the operation of the Joint Steering Committee, JRDC and Joint Patent Committee, and other committees the Joint Steering Committee decides to establish to assure the efficient operation of the Collaboration;

(b) approving strategy for the overall Research and Development and Manufacturing of Collaboration Products in the Field in the Territory and for all other activities conducted by the Parties hereunder;

(c) reviewing and approving the annual R&D Plans proposed by the JRDC and approving the budget therefor and any modifications thereto as recommended by the JRDC;

(d) reviewing and approving the Manufacturing Plans proposed by the applicable Party and approving the budget therefor and any modifications thereto as recommended by such Party;

(e) overseeing the implementation of the Plans and allocation of resources and other activities in support of the Collaboration;

(f) establishing criteria for selection of Collaboration Products;

(g) selecting Collaboration Products, including a lead Program Antibody and one or more backup Program Antibodies for each Collaboration Target;

(h) facilitating the transfer of technology between the Parties through the JRDC;

(i) upon the recommendation of the JRDC, making decisions with respect to (i) the preclinical and clinical Development of Collaboration Products, and (ii) the in-licensing of applicable technology;

(j) evaluating the performance of the JRDC and Joint Patent Committee, and on a quarterly basis at a minimum, evaluating the progress of the R&D Program(s) against the applicable R&D Plan(s), including their respective timelines;

(k) resolving matters within the responsibilities of the JRDC and Joint Patent Committee as to which the members of such Collaboration Committee are unable to reach a consensus, and dissolving each such Collaboration Committee when its duties under the Collaboration are complete; and

(l) addressing issues and resolving differences that may arise between the Parties.

3.5 Responsibilities of JRDC. The JRDC shall be responsible for preparing for approval by the Joint Steering Committee and implementing the applicable annual R&D Plan, allocation of resources and other activities in support of the Collaboration, with the objective of expeditiously identifying Program Antibodies meeting the criteria for designation as Collaboration Products. Without limiting the generality of the foregoing, its duties shall include;

(a) establishing criteria for the selection of Program Antibodies;

(b) selecting Program Antibodies for characterization and optimization in the conduct of the Collaboration;

(c) monitoring, reviewing and reporting on the progress of the Collaboration;

(d) considering modifications to the applicable R&D Plan budget(s) as may be necessary or appropriate and, to the extent agreed upon by the JRDC, recommending that the Joint Steering Committee approve such modifications;

(e) proposing and overseeing the Research and Development strategy of Collaboration Products;

(f) overseeing the filing of INDs with the FDA pursuant to Section 4.3.1;

(g) establishing advisory committees comprised of scientific, medical and/or other appropriate experts not affiliated with either Party to advise the JRDC on matters related to the Research and Development of Collaboration Products;

(h) with advice from the Joint Patent Committee, evaluating the need for licenses from Third Parties, and determining their utility in the Collaboration (if any), and making the appropriate recommendation(s) to the Joint Steering Committee;

(i) providing all appropriate information regarding the progress of the R&D Plan(s) to the Joint Steering Committee in advance of each quarterly Joint Steering Committee meeting; and

(j) performing such other activities as are contemplated by the terms of this Agreement.

The JRDC shall report its activities and make proposals to the Joint Steering Committee at least once each Contract Quarter, but more frequently as appropriate.

3.6 Responsibilities of Joint Patent Committee. The Joint Patent Committee shall be responsible for forming and implementing the intellectual property strategy of the Collaboration, with the objective of maximizing the patent and other protections for Program Antibodies and Collaboration Products afforded by applicable intellectual property Laws. The Joint Patent Committee shall report its activities and make proposals to the Joint Steering Committee at least once each Contract Quarter, but more frequently as appropriate.

3.7 Meetings of Collaboration Committees. As applicable, the Joint Steering Committee and the JRDC shall meet at least once every Contract Quarter, and more frequently as the Parties deem appropriate, on such dates and at such times as the Parties shall agree, on [*] written notice to the other Party unless such notice is waived by the Parties. The other Collaboration Committees shall meet at a frequency to be mutually agreed by the Parties when such committees are created. The first meeting of the Joint Steering Committee shall take place as soon as [*], but no later than [*], after the Effective Date. Each Collaboration Committee may convene or be polled or consulted from time to time by means of telecommunications, videoconferences or correspondence, as deemed necessary or appropriate by the Parties. To the extent that meetings are held in person, they shall alternate between the offices of the Parties unless the Parties otherwise agree.

3.8 Decisions.

3.8.1 Quorum; Voting. A quorum for a meeting of a Collaboration Committee shall require the presence of at least one SPRI member (or designee) and at least one XOMA member (or designee) in person or by telephone. All decisions made or actions taken by a Collaboration Committee shall be made unanimously by its members, with the SPRI members cumulatively having one vote and the XOMA members cumulatively having one vote.

3.8.2 Dispute Resolution.

3.8.2.1 In the event that unanimity cannot be reached by either the JRDC or the Joint Patent Committee with respect to a matter that is a subject of their respective decision-making authority, then the matter shall be referred for further review and resolution to the Joint Steering Committee. In the event that unanimity cannot be reached by the Joint Steering Committee with respect to a matter that is a subject of its decision-making authority, then SPRI shall have the deciding vote with respect to such matter, except as otherwise provided in this Section 3.8.2.

3.8.2.2 In the event that unanimity cannot be reached by the Joint Steering Committee with respect to a matter that is a subject of its decision-making authority [*], the matter shall be referred for further review and resolution to the Chief Executive Officer of XOMA, or such other similar position designated by XOMA from time to time, and the President of SPRI, or such other similar position designated by SPRI from time to time (the “Representatives”). The Representatives shall use reasonable efforts to resolve the matter within [*] after the matter is referred to them.

3.8.2.3 Any dispute over (i) the interpretation of the meaning of any term or condition of this Agreement or (ii) [*] may be referred by either Party to a Third Party arbitrator or arbitrators, in accordance with the following procedures, whose decision shall be non-binding. The Parties shall attempt to mutually agree upon a single independent Third Party arbitrator (who shall be a professional with appropriate experience in the subject matter at issue in such dispute) within [*] of providing written notice of an election to pursue arbitration hereunder. If the Parties are unable to mutually agree upon one such person, then each Party shall appoint one independent Third Party professional with appropriate experience in the subject matter at issue in such disagreement within [*] after the date of the arbitration notice and such person(s) shall select a single independent Third Party arbitrator, who shall be a professional with appropriate experience in the subject matter at issue in such disagreement. Each Party shall present all relevant information supporting its position on the matter in dispute and all other information as such Party reasonably desires regarding such disagreement. Within [*] after the date of the arbitration notice, the arbitrator shall provide written notice to the Parties regarding his or her determination regarding such disagreement. If the Parties cannot resolve any such matter within [*] following the arbitrator’s provision of written notice to the Parties regarding his or her determination regarding such disagreement, the Parties shall be free to pursue all available recourse both at law and in equity with respect to the applicable matter(s).

3.8.2.4 Notwithstanding anything herein to the contrary, SPRI shall not have the deciding vote if: [*].

3.9 Minutes. As soon as reasonably practicable after each Collaboration Committee meeting, a member of such Collaboration Committee designated by the Party hosting such meeting shall prepare and distribute draft minutes of the meeting (which shall provide a summary of the discussions at the meeting and a list of any actions, decisions or determinations approved by such Collaboration Committee) and shall revise such draft to reflect any comments thereon received from other members of such Collaboration Committee. Minutes in final form shall be circulated to all members of such Collaboration Committee sufficiently in advance of the next meeting to allow review and approval prior to the next meeting of such Collaboration Committee. Final minutes (including the actions, decisions or determinations included therein) shall be approved no later than the date of the next such meeting.

ARTICLE 4

RESEARCH AND DEVELOPMENT PROGRAMS

4.1 General. The Research and Development of Antibodies for Collaboration Targets, Program Antibodies (including their identification, characterization, selection and optimization) and Collaboration Products will be pursued jointly by the Parties under the direction of the JRDC in accordance with annual R&D Plans. Each Party shall use Commercially Reasonable and Diligent Efforts to conduct those

Collaboration activities for which it has responsibility. It is anticipated that key activities to be conducted by XOMA may include the following: [*].

4.2 R&D Plans.

4.2.1 The JRDC shall be responsible for preparation of, and the Joint Steering Committee shall be responsible for approval of, the R&D Plan for each Collaboration Target for every Contract Year (other than the First Contract Year) during the applicable Program Term at least [*] prior to the commencement of such Contract Year. The R&D Plan relating to the first Collaboration Target for the First Contract Year shall be prepared by the Parties and approved by the JRDC within [*] after the Effective Date. The first R&D Plan relating to any other Collaboration Target shall be prepared and agreed to in accordance with Section 2.2.5. Prior to the approval of any R&D Plan (or as soon as reasonably practicable following any change or proposed change to an approved R&D Plan that would affect XOMA’s proposal regarding discovery and/or optimization technologies), XOMA shall identify to SPRI in writing the discovery and/or optimization technology or technologies that XOMA proposes to use to discover and/or optimize Antibodies in accordance with such R&D Plan (or change or proposed change thereto). In addition, XOMA’s in-house patent counsel shall discuss with SPRI’s designated intellectual property counsel XOMA’s counsel’s then current knowledge about any Third Party patent issues related to such technology, including but not limited to any Third Party patent or patent application that contains claims which, if granted or issued, are or would be infringed by XOMA’s use of such technology or which could provide a basis for an allegation of infringement by either Party in operating under the terms of this Agreement. [*] In the first Contract Year in which the Parties designate a Collaboration Product, the JRDC shall revise the initial R&D Plan for such Collaboration Product to include the preclinical Research and Development activities for such Collaboration Product [*]. The responsibility of the JRDC for preparing annual R&D Plans shall terminate upon the completion of all Research and Development activities under all R&D Plans.

4.2.2 Each annual R&D Plan shall be in writing and shall set forth with reasonable specificity the Research and Development objectives, priorities, activities, milestones, budgets, personnel requirements, other resources and allocations of responsibilities between the Parties for the period covered by such annual R&D Plan in a manner consistent with the terms of this Agreement. The R&D Plans shall cover all aspects of Research and Development (including without limitation the discovery of Antibodies for Collaboration Targets and the identification, characterization, selection and optimization of Program Antibodies prior to their designation as Collaboration Products) and shall include, with reasonable specificity, the Research and Development activities to be performed by each Party and the Research and Development activities, if any, to be performed by subcontractors. The JRDC may agree on modifications, and recommend that the Joint Steering Committee approve such modifications, to the provisions of any R&D Plan at any time.

4.2.3 [*]

4.3 Regulatory Matters.

4.3.1 Regulatory Responsibility. The preparation, filing, prosecution and maintenance of INDs and other regulatory documents required to be filed with any Regulatory Authority with regard to each Collaboration Product will be in the name of SPRI. With respect to each Collaboration Product, SPRI shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions to Regulatory Authorities, including filings and submissions of supplements and amendments thereto, with respect to each Collaboration Product, shall give XOMA a reasonable opportunity for prior review of and comment on all such substantive communications, filings and submissions and shall incorporate those of such comments as can reasonably be incorporated into such communications, filings and submissions. Ownership and control of all establishment licenses and other Regulatory Approvals shall be, to the extent possible, in the name of SPRI, or as otherwise agreed by the Joint Steering Committee.

4.3.2 Regulatory Meetings and Correspondence. SPRI shall be responsible for interfacing, corresponding and meeting with Regulatory Authorities with respect to such Collaboration Product, and XOMA will promptly refer any contacts or questions from Regulatory Authorities to SPRI. XOMA will be entitled to attend all meetings and, if reasonably practicable, telephone conferences with Regulatory Authorities.

4.3.3 Reporting Adverse Drug Reactions. After the Effective Date and prior to the first IND filing for a Collaboration Product, the Parties will develop and mutually agree upon safety data exchange procedures governing the collection, investigation, reporting, and exchange of information concerning Adverse Drug Reactions, product quality and product complaints involving Adverse Drug Reactions, sufficient to permit each Party to comply with its legal obligations, [*]. The safety data exchange procedures will be promptly updated if required by changes in the Law or by agreement between the Parties. SPRI will be responsible for reporting all Adverse Drug Reactions to the appropriate Regulatory Authorities in the applicable country(ies) or region(s) in accordance with applicable Laws.

4.3.4 DMF Reference Right. XOMA hereby grants SPRI a right of reference to any Drug Master File or similar filing that XOMA may make relating to [*] for any Collaboration Product and upon request shall provide a letter of access to such filing allowing regulatory review of such filing by the FDA in conjunction with SPRI’s submissions to the FDA with respect to such Collaboration Product.

ARTICLE 5

MANUFACTURING AND SUPPLY

5.1 Designation of XOMA as Manufacturing Party.

5.1.1 Generally. XOMA shall have the first right to Manufacture and supply (itself or through one or more Third Parties) all quantities of each Collaboration Product necessary for Research and Development through the [*] of such Collaboration Product. XOMA shall be responsible for implementing all aspects of Manufacturing under the direction and oversight of the Joint Steering Committee, as set forth in Section 3.4, and in accordance with a manufacturing plan proposed by XOMA for the applicable Collaboration Product(s) in the Field in the Territory and subject to review and approval by the Joint Steering Committee. Such manufacturing plan shall describe the specific Manufacturing activities to be undertaken by XOMA, shall include a general description of the personnel and other resources of XOMA to be used in the implementation thereof and shall set forth a unanimously agreed budget for such activities (each, as may be modified or amended and approved from time to time in accordance with this Agreement, a “Manufacturing Plan”). [*]

5.1.2 [*]

5.2 Supply.

5.2.1 Product Supply. XOMA shall use Commercially Reasonable and Diligent Efforts to supply (subject to Section 5.1) all requirements of Collaboration Product consistent with the Plan(s) [*] for such Collaboration Product.

5.2.2 Certain Covenants. XOMA covenants that, during the term of this Agreement, it will (a) use Commercially Reasonable and Diligent Efforts to avoid shortfalls of supply based on the forecasts provided to it in the Manufacturing Plan(s), shall promptly notify SPRI in the event it becomes aware of any probable shortfall and shall use Commercially Reasonable and Diligent Efforts to remedy any shortfall of supply as soon as practicable; (b) be responsible for manufacturing, filling, packaging and warehousing of the Collaboration Product in conformity with applicable cGMP Guidelines and the Specifications, and in accordance, in all material respects, with all other applicable Laws; (c) maintain or cause to be maintained all records necessary and appropriate to demonstrate compliance with applicable cGMP Guidelines; and (d) grant SPRI the right, on reasonable advance notice and during normal business hours during the term of this Agreement, to have its personnel or representatives with quality control or quality assurance responsibilities inspect and audit the facilities and operations of XOMA directly related to the manufacture and supply of the Collaboration Product in order to confirm compliance with the covenants contained in this Section 5.2.2; provided that the foregoing inspection and audit right of SPRI shall be limited to [*] such visit per calendar year and [*] such personnel or representatives per visit, [*].

5.3 Manufacturing Technology Transfer. Unless the Parties otherwise agree in writing during the applicable Program Term, as soon as reasonably practicable following XOMA providing to SPRI [*], XOMA shall, at SPRI’s expense, make a complete Manufacturing technology transfer to SPRI, an Affiliate or a Third Party designee, of all Program Materials, Program Technology and all other information and materials necessary for SPRI to Manufacture the Collaboration Product on its own using the developed process. The Third Party designee shall be subject to XOMA’s prior approval, which shall not be unreasonably withheld. XOMA shall provide reasonable assistance to SPRI, at SPRI’s expense, to enable SPRI to begin Manufacturing the Collaboration Product [*].

ARTICLE 6

GRANTS OF RIGHTS; COVENANTS

6.1 Grants of Licenses.

6.1.1 By XOMA. Subject to the terms of this Agreement and any applicable Pre-existing Obligations, during the term of this Agreement, XOMA hereby grants to SPRI, in the Field and within the Territory:

(a) an exclusive right and license, with the right to sublicense, under XOMA’s interests in any Program Patent Rights and Program Technology relating to a Program Antibody, to make, have made, use, sell and import such Program Antibody;

(b) an exclusive right and license, without the right to sublicense except as provided in clause (c), under XOMA’s interests in any Program Patent Rights directed to one or more Antibodies binding to and reactive with the same Target as a Program Antibody (including compositions containing, methods of using and methods of making such Antibodies), to make, have made, use, sell and import such related Antibody(ies); provided, that any such related Antibodies that are not Collaboration Products shall be subject to (i) [*] royalty due XOMA [*] for the term of [*], and (ii) milestone payments equal to [*] payable upon achievement of each event set forth in Section 7.3 achieved subsequent to SPRI’s initiation of a program with respect to such related Antibody, [*];

(c) SPRI may sublicense the rights granted in this clause (b) but only in conjunction with a sublicense under clause (a) above of rights to a Program Antibody;

(d) a non-exclusive right and license, with the right to sublicense, under the XOMA Background Technology to make, have made, use, sell and import Program Antibodies;

(e) a non-exclusive right and license, with the right to sublicense, under any Patent Rights and Know-How Controlled by XOMA Covering any control antibodies provided by XOMA for the sole purpose of using such control antibodies to evaluate the Program Antibodies; and

(f) an exclusive right and license, with the right to sublicense, under any Program Patent Rights or other Patent Rights and Know-How Controlled by XOMA Covering each antibody-producing cell line created by XOMA that expresses a Program Antibody provided by XOMA, for the sole purpose of using such cell line to produce the applicable Program Antibody.

For the avoidance of doubt, the above license grants do not include the Human Engineering™ Technology, although to the extent XOMA uses the Human Engineering™ Technology in the Collaboration, patent claims arising out of XOMA’s activities in connection with the Collaboration directed to Human Engineered™ Program Antibodies are included in the license grant set forth in clause (a) above.

6.1.2 By SPRI. Subject to the terms of this Agreement and any applicable Pre-existing Obligations, during the Program Term, SPRI hereby grants to XOMA, in the Field and within the Territory, a non-exclusive right and license, without any right to sublicense (except as set forth below), under the SPRI Background Technology, to conduct activities in connection with the Collaboration. Such right and license shall include the right to grant sublicenses to Affiliates of XOMA and to Third Parties hired by XOMA to conduct work on the Collaboration and that are approved by, and under terms and conditions that are approved by, the Joint Steering Committee. Any such sublicense shall be set forth in a written agreement containing confidentiality, non-use and ownership of intellectual property provisions consistent with and no less restrictive than those contained herein; shall be subject and subordinate to the terms and conditions of this Agreement; and a copy of such sublicense agreement shall be submitted to the Joint Steering Committee for approval prior to execution. XOMA shall provide SPRI with a copy of each sublicense agreement promptly after executing the same; provided, however, that subject to the exceptions set forth in Section 1.21, each such sublicense agreement shall be Confidential Information of XOMA.

6.2 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other Party, including items owned, controlled or developed by, or licensed to, the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

6.3 [*]

ARTICLE 7

FINANCIAL TERMS

7.1 Upfront Fee. For each Proposed Target that becomes a Collaboration Target, SPRI shall pay XOMA a non-refundable fee in cash of [*] (each, an “Upfront Fee”) within [*] of acceptance by XOMA of such Proposed Target for Research and Development in accordance with Section 2.2.5 hereof. The Parties acknowledge that, because the first Target has been accepted into the Collaboration, the first Upfront Fee is due within [*] of execution of this Agreement by the Parties.

7.2 Annual Maintenance Fee. For each R&D Program then in effect, SPRI shall pay XOMA a non-refundable fee in cash of [*] (each, an “Annual Maintenance Fee”) on the second anniversary of the Effective Date and on each anniversary of the Effective Date thereafter [*].

7.3 Milestones. For each R&D Program (in the case of the first milestone event set forth below) or for each Program Antibody (in the case of each of the remaining milestone events set forth below), SPRI shall pay XOMA the following milestone payments upon the occurrence of each of the following events:

	Event	Payment Amount
1.	Delivery to SPRI of at least one (1) Program Antibody that meets the success criteria established at the initiation of the related R&D Program	$	[*	]
2.	Successful establishment of Master Cell Bank (i.e., successfully passes FDA Points to Consider and ICH guidelines for cell bank testing)	$	[*	]
3.	First patient dosed in first indication	$	[*	]
4.	First patient dosed in a Phase 2 Trial in first indication	$	[*	]
5.	First patient dosed in a Phase 3 Trial in first indication	$	[*	]
6.	First patient dosed in a Phase 3 Trial in second indication or for purposes of label expansion	$	[*	]
7.	Submission of BLA or equivalent in first indication	$	[*	]

	Event	Payment Amount
8.	Submission of BLA or equivalent in second indication or for purposes of label expansion	$	[*	]
9.	First to occur of Regulatory Approval in the United States or Regulatory Approval and pricing approval outside the United States in first indication	$	[*	]
10.	First to occur of Regulatory Approval in the United States or Regulatory Approval and pricing approval outside the United States in second indication or of label expansion	$	[*	]

[*]

7.4 Royalty. For each Collaboration Product, SPRI shall pay XOMA a royalty of [*] of Net Sales of such Collaboration Product during the Initial Royalty Period. After the Initial Royalty Period with respect to a particular Collaboration Product has ended, and for a period of time of up to [*] thereafter, a [*] royalty of [*] will apply in each country where the royalty referred to in the immediately preceding sentence has been paid, provided that (a) the full period during which a royalty shall be payable in such country shall not exceed [*], and (b) [*]. Upon expiration of such period, SPRI shall be deemed to have a fully paid-up license to such Collaboration Product and the related Program Materials, including any cell line producing such Collaboration Product.

7.5 Reporting and Payment.

7.5.1 Milestones. During the term of this Agreement, SPRI shall within [*] after the achievement of any milestone event referred to in Section 7.3, furnish to XOMA a written notice indicating the milestone achieved and, if applicable, the relevant indication, label expansion and/or Regulatory Authority.

7.5.2 Royalties. During the term of this Agreement following the First Commercial Sale of any Collaboration Product, SPRI shall (a) as soon as [*] after the end of each Contract Quarter but in any event within [*] thereof, furnish to XOMA a written quarterly royalty report of, on a Collaboration Product-by-Collaboration Product basis:

(i) the gross sales and Net Sales of Collaboration Products sold by SPRI, its sublicensees and their respective Affiliates during the reporting period and the calculation of Net Sales from such gross sales;

(ii) the royalties payable in United States dollars which shall have accrued hereunder in respect of such Net Sales;

(iii) the dates of the First Commercial Sales of Collaboration Products in any country during the reporting period; and

(iv) the exchange rates used in determining the amount of United States dollars payable hereunder.

Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by SPRI for financial accounting purposes. If no royalty or payment is due for any royalty period hereunder, SPRI shall so report. SPRI shall keep, and shall require its sublicensees to keep (all in accordance with GAAP), complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. SPRI shall include in each agreement with each applicable sublicensee a provision requiring such sublicensee to make reports to SPRI, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by XOMA’s independent certified public accountant to the same extent required of SPRI under this Agreement.

7.5.3 Payment Terms. Milestone payments for each milestone event shall be due as soon as practicable, but in any event within [*], following the time of SPRI’s report under Section 7.5.1 for such milestone event shall be due. Royalty payments for each Contract Quarter shall be due simultaneously with SPRI’s royalty report under Section 7.5.2 for such Contract Quarter.

7.6 Costs and Expenses.

7.6.1 FTEs. SPRI shall be responsible for all of its own R&D Costs and Manufacturing Costs, if any, and shall pay XOMA [*] of XOMA’s R&D Costs and [*] of XOMA’s Manufacturing Costs (excluding in each case the costs of Third Party goods and services, which are addressed in Section 7.6.2 below, and Batch production costs, which are addressed in Section 7.7 below), calculated on a functional area-by-functional area basis based on FTE Rates.

7.6.2 Third Party Costs. Charges for Third Party goods and services and other financial obligations to Third Parties incurred or undertaken consistent with and directly related to any Plan shall be the responsibility of SPRI. XOMA will separately charge SPRI for XOMA’s [*] costs, which may include, but are not limited to, extraordinary raw materials (e.g., purification resins), project required capital purchases (e.g., dedicated purification columns), outside testing, and reasonable Collaboration-specific travel expenses.

7.6.3 Committee Expenses. SPRI shall be responsible for all travel and related costs for its representatives, and, to the extent not paid pursuant to Section 7.6.1, shall reimburse XOMA, pursuant to Section 7.14, for all reasonable travel and related costs for XOMA’s representatives whose FTE costs are not otherwise reimbursed by SPRI, to attend meetings of, and otherwise participate on, any Collaboration Committee.

7.6.4 Advances. SPRI will make advance payments to XOMA in quarterly increments with the funds being drawn down on a monthly basis according to work actually done, plus any other associated direct costs and expenses due XOMA and incurred in each such month. XOMA shall provide reasonably detailed invoices, including supporting documentation for disbursements, to SPRI for each monthly payment. The advance payment for a particular quarter will be adjusted for any credits or unpaid balance from the preceding quarter, plus the projected costs for such quarter.

7.7 Batch Prices. For each Batch Manufactured by XOMA in accordance with a Manufacturing Plan, SPRI shall pay XOMA the Batch Price. XOMA will separately charge SPRI for [*] costs, which may include, but are not limited to, extraordinary raw materials (e.g., purification resins), project required capital purchases (e.g., dedicated purification columns), outside testing, and reasonable Collaboration-specific travel expenses.

7.8 Records. The Parties shall each keep accurate books and accounts of record in connection with the R&D Programs and the Manufacture of Collaboration Products in a manner consistent with GAAP and in sufficient detail to permit accurate determination of all figures necessary for verification of R&D Costs, Manufacturing Costs and Net Sales hereunder.

7.9 Audits. Upon the written request of a Party, the other Party shall permit an independent certified public accountant selected by the requesting Party and acceptable to the other Party, which acceptance shall not be unreasonably withheld or delayed, to have access, at reasonable times and during normal business hours, to such records of such other Party as may be reasonably necessary to verify the accuracy of an SPRI payment report or XOMA charges and invoices submitted to SPRI hereunder, provided that such records shall be limited to the immediately preceding [*] period. In the event of an SPRI audit of XOMA charges and invoices, SPRI may use its internal finance or audit personnel to conduct the audit in lieu of the certified public accountant under the same conditions set forth in this Section 7.9 and any negative audit findings by such internal personnel may be confirmed by a certified public accountant if so requested by XOMA. Each Party shall use commercially reasonable efforts to schedule all such verifications within [*] after the requesting Party makes its written request. All such verifications shall be conducted not more than [*] in, or with respect to, each Contract Year. The report of the requesting Party’s independent certified public accountant or internal personnel shall be made available to both Parties. Subject to the other Party’s rights under Section 14.8, in the event the requesting Party’s independent certified public accountant or internal personnel concludes that additional amounts were owed to the requesting Party for such period, the additional amounts shall be paid by the other Party within [*] of the date the requesting Party delivers to the other Party such written report so concluding, unless such report contains manifest error. In the event the requesting Party’s independent certified public accountant or internal personnel concludes that there was an overpayment to such Party during such period, the overpayment shall be repaid by the requesting Party within [*] of the date the requesting Party received such written report so concluding, unless such report contains manifest error. The fees charged by such independent certified public accountant shall be paid by the requesting Party unless such audit discloses a payment discrepancy of more than [*] of the amount due under this Agreement for the period in question, in which case the Party responsible for a payment discrepancy that is detrimental to the other Party will bear the full cost of such audit. Each Party agrees that all information subject to review under this Section 7.9, or under any agreement with a sublicensee of SPRI, is confidential and that the Party receiving such information shall cause its independent certified public accountant or internal personnel to retain all such information in confidence. The requesting Party’s independent certified public accountant or internal personnel shall only report to the requesting Party as to the computation of royalties or charges and invoices payable under this Agreement, as applicable, and shall not disclose to the requesting Party any other information of the other Party or any sublicensee of SPRI.

7.10 Withholding Taxes. In the event that any royalties or other payments due to a Party are subject to withholding tax required by Law to be paid to the taxing authority of any foreign country, the amount of such tax may be withheld from the applicable royalties or other payment due such Party. The Party owing such payment shall promptly pay such tax on behalf of the Party to which such payment is owed and shall furnish the Party to which such payment is owed with a certificate of withholding tax so deducted for such Party’s avoidance of duplicate taxation in United States. Except as permitted in accordance with Section 1.58, the Party owing such payment may not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, except to the extent same are paid on behalf of, or for the benefit of, the Party to which such payment is owed. The Party owing such payment shall maintain official receipts of payment of any such withholding taxes and shall forward such receipts to the Party to which such payment is owed.

7.11 Blocked Currency. If by Law conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Party owing such payment shall give the Party to which such payment is owed prompt written notice and shall make such payment due under this Article 7 through such means or methods as are lawful in such country as the Party to which such payment is owed may reasonably designate. Failing the designation by the Party to which such payment is owed of such lawful means or methods within [*] after such written notice is given to such Party, the Party owing such payment shall deposit such royalty payment in local currency to the credit of the Party to which such payment is owed in a recognized banking institution designated by such Party, or if none is designated by such Party within the [*] period described above, in a recognized banking institution selected by the Party owing such payment and identified in a written notice to other Party, and such deposit shall fulfill all obligations of the Party owing such payment to the other Party with respect to such payment.

7.12 Interest on Late Payments. Any failure by SPRI to make a payment within [*] after the date when due shall obligate SPRI to pay interest, the interest period commencing on the due date and ending on the payment date. The applicable interest rate shall be [*]. For clarity, it is understood that the calculation of Net Sales will require an ongoing reconciliation process, and no interest shall be payable under this Section 7.12 with respect to any adjustments that are made from the initial report of Net Sales, as applicable, for a particular Contract Quarter so long as the calculation of Net Sales that was reflected in the royalty statement for such calendar quarter was made in good faith.

7.13 Manner of Payment. Except as provided in Section 7.11, payments to be made by one Party to the other under this Agreement shall be payable in United States dollars and shall be paid by wire transfer in immediately available funds to such bank account as is designated in writing by such Party from time to time. Attached hereto as Schedule 7.13 is such bank account information for payments to be made to XOMA hereunder, until such time as XOMA designates a different bank account as provided herein.

7.14 Reimbursement for Travel Expenses. Reimbursement for any travel related expenses under this Agreement shall be subject to SPRI’s internal travel reimbursement policy and guidelines, a copy of which is attached hereto as Schedule 7.14.

ARTICLE 8

PRODUCT DEVELOPMENT DILIGENCE

8.1 SPRI Obligations. SPRI shall use Commercially Reasonable and Diligent Efforts to actively Develop and seek Regulatory Approval for at least one Program Antibody selectively binding to and acting through each applicable Collaboration Target and use Commercially Reasonable and Diligent Efforts to market and sell the related Collaboration Product.

8.2 XOMA Obligations. With respect to each Collaboration Target for which XOMA completes Research and Development activities set forth in any R&D Plans, XOMA shall deliver to SPRI copies of all such data, information, registrations and applications therefore, or, where appropriate, otherwise provide SPRI with reasonable access, directly or indirectly, to such data, information, registrations or applications (e.g., by way of a letter of access to a Drug Master File or similar filing), in each case as [*] to enable SPRI to pursue the development and commercialization of such Collaboration Product(s).

8.3 Termination of an R&D Program or a Collaboration Product License. With respect to each Collaboration Target for which SPRI fails to timely satisfy its diligence obligations under Section 8.1 above, or the Research and Development of which SPRI otherwise abandons, subject to the provisions of Section 8.4, at the option of XOMA,

(a) the corresponding R&D Program shall terminate, the licenses granted under Section 6.1.1 by XOMA to SPRI with respect to the applicable Collaboration Product(s) shall terminate, except for the license granted in Section 6.1.1(b) which shall be converted to a co-exclusive license between SPRI and XOMA, and (for the avoidance of doubt) the provisions of Section 2.1.3 with respect to such Collaboration Target shall terminate for XOMA but shall remain in effect for SPRI;

(b) SPRI shall be deemed to have granted to XOMA

(i) an exclusive right and license, with the right to sublicense, under SPRI’s interests in any Program Patent Rights and Program Technology relating to any Program Antibodies to such Collaboration Target, to make, have made, use, sell and import such Antibodies; and

(ii) a co-exclusive (with SPRI) right and license, with the right to sublicense, under any other of SPRI’s interests in Program Patent Rights, to make, have made, use, sell and import Antibodies to such Collaboration Target;

(c) SPRI shall transfer to XOMA ownership of all cell lines, including Master Cell Banks, that produce Collaboration Products to such Collaboration Target as to which ownership was previously transferred to SPRI pursuant to Section 5.3; and

(d) without limiting the foregoing, SPRI shall (i) deliver to XOMA copies of all such data, information, registrations and applications therefore (or, where appropriate, otherwise provide XOMA with reasonable access, directly or indirectly, to such data, information, registrations or applications (e.g., by way of a letter of access to a Drug Master File or similar filing)) as are existing, and (ii) grant such other licenses and/or sublicenses as are available under any Patent Rights Controlled by SPRI as of the date of such termination and used or contemplated to be used by SPRI in the course of the Collaboration (as demonstrated by the Parties’ written records or otherwise as reasonably agreed by the Parties at the time of such termination), subject to XOMA being responsible for any Third Party payments for such licenses or sublicenses, where each of (i) or (ii) is reasonably necessary to enable XOMA to pursue the development and commercialization of such Collaboration Product(s).

If the termination or abandonment is prior to IND filing for the relevant Collaboration Product, XOMA may continue any R&D Program with respect to such Collaboration Target or the development or commercialization of a related Collaboration Product free of charge, provided that if SPRI is not developing an Antibody binding to and reactive with the same Target, then XOMA shall pay to SPRI a royalty on the Net Sales of any products so licensed in an amount equal to [*] the royalty SPRI would have been required to pay XOMA hereunder, and for the term of a Valid Claim of any Program Patent Rights Covering such product, had such product been a Collaboration Product. If the termination or abandonment is after IND filing for the relevant Collaboration Product, XOMA’s option with respect to clauses (b), (c) and (d) of this Section 8.3 shall be subject to XOMA paying to SPRI, with respect to any such R&D Program or Collaboration Product as to which such option is exercised, (i) a royalty on Net Sales of any products so licensed in an amount equal to [*] the royalty that SPRI would have been required to pay XOMA hereunder, and for the term of a Valid Claim of any Program Patent Rights Covering such products, had such product been a Collaboration Product and (ii) milestone payments in amounts equal to [*] the payments that SPRI would have been required to pay XOMA hereunder had such product been a Collaboration Product.

8.4 Conditions for Termination of an R&D Program or a Collaboration Product License. Notwithstanding the provisions of Section 8.3 above, SPRI’s exclusive rights under Section 6.1.1 shall not terminate as set forth above and SPRI shall not be required to deliver such copies or provide such access unless (a) XOMA gives to SPRI [*] prior written notice of XOMA’s intent to terminate such licenses, stating the reasons and justification for such termination and recommending steps which SPRI should take to satisfy its diligence obligations hereunder, and (b) SPRI (or its sublicensee) has not used Commercially Reasonable and Diligent Efforts during such [*] period to pursue the research and/or development of, and/or to obtain Regulatory Approvals for, a Collaboration Product with respect to such Collaboration Target and/or the active outlicensing of such a Collaboration Product. In the event that SPRI disagrees with a termination notice under this Section or Section 8.3, the provisions of Section 14.8 shall apply.

8.5 Mutual Termination of an R&D Program for Futility. An R&D Program may be terminated by the mutual written agreement of the Parties for reasons of futility, such as the publication of blocking Third Party Patent Rights or technical failure. In such an event,

(a) the licenses granted under Section 6.1 with respect to all Collaboration Products as to which such termination relates shall terminate and (for the avoidance of doubt) the provisions of Section 2.1.3 with respect to the Collaboration Target that is the subject of such R&D Program shall terminate;

(b) each Party shall be deemed to have granted to the other Party non-exclusive licenses under such Party’s interests in any Program Patent Rights, Program Materials and Program Technology with respect to Antibodies to such Collaboration Target and such licenses shall be limited to each Party’s internal research use (as used in Sections 8.5(b) and 8.5(c), “internal research” shall mean any activities conducted internally by a Party or by a Third Party contractor for the sole benefit of a Party for a program prior to the filing of an IND); and

(c) SPRI shall be deemed to have granted to XOMA a non-exclusive right and license to all cell lines, including Master Cell Banks, that produce Collaboration Products to such Collaboration Target as to which ownership was previously transferred to SPRI pursuant to Section 5.3 and both Parties shall be limited in their use of such cell lines to internal research.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

9.1.1 Ownership of Background Technologies. Subject to the rights and licenses granted under this Agreement, XOMA (and its licensors, as applicable) shall own and retain all rights to the XOMA Background Technology and SPRI (and its licensors, as applicable) shall own and retain all rights to the SPRI Background Technology.

9.1.2 Ownership of Program Technology.

9.1.2.1 Inventorship. Inventorship for patentable inventions and discoveries conceived or reduced to practice in the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws. In the event of a dispute regarding inventorship, the matter shall be referred to the Joint Patent Committee, and if the Joint Patent Committee is unable to resolve such inventorship dispute, then either Party may present the matter to a court of competent jurisdiction for resolution as provided in Section 9.6.

9.1.2.2 Ownership of Program Materials and Technology. Subject to the rights and licenses granted under this Agreement, title to all Program Materials and Program Technology, including, without limitation, all Program Patent Rights therein, shall be based upon the inventorship for such Program Materials and Program Technology. Subject to the rights and licenses granted under this Agreement, (a) SPRI shall own Program Materials and Program Technology invented solely by employees, agents, consultants or contractors of SPRI or a SPRI Affiliate; (b) XOMA shall own Program Materials and Program Technology invented solely by employees, agents, consultants or contractors of XOMA or a XOMA Affiliate; and (c) SPRI and XOMA shall jointly own Program Materials and Program Technology invented jointly by employees, agents, consultants or contractors of both SPRI and XOMA or Affiliates of SPRI and XOMA.

9.1.3 Certain Rights With Respect to Program Materials and Technology.

9.1.3.1 Subject to the terms of this Agreement and any applicable Pre-existing Obligations, SPRI hereby grants to XOMA, within the Territory, a non-exclusive, [*] right and license, with the right to sublicense, under SPRI’s interest in the Program Materials and the Program Technology, including without limitation any Program Patent Rights Controlled by SPRI, that are related to antibody discovery, optimization or evaluation or general cell line development or protein expression methodology, for purposes of discovering, creating, researching, developing, manufacturing and commercializing antibodies and antibody products and related activities with respect thereto, including without limitation the conduct of activities in connection with the Collaboration and any product or use that, but for the license grant in this Section 9.1.3.1 would infringe any Program Patent Rights Controlled by SPRI.

9.1.3.2 Subject to the exclusive licenses granted to SPRI hereunder and any applicable Pre-existing Obligations, XOMA shall have the right to exploit or to grant licenses under the Program Technology and Program Patent Rights jointly owned by the Parties as provided in Section 9.1.2.2, without the prior approval of any Collaboration Committee or the approval of, or accounting or other financial obligations to, SPRI. To the extent any Laws governing any portion of the Program Technology require the consent of the other joint owner(s) of such portion of the Program Technology in order for a Party to exploit or grant licenses to such portion of the Program Technology, each Party hereby grants such consent to the other Party for the exploitation of and/or grant of licenses to such portion of the Program Technology.

9.2 Prosecution and Maintenance of Program Patent Rights.

9.2.1 Primary Prosecution Rights. SPRI shall have responsibility for Patent Prosecution (as defined below) of Program Patent Rights Covering inventions within the Program Materials and the Program Technology that in accordance herewith (a) are solely owned by SPRI, (b) are jointly owned by SPRI and XOMA or (c) are solely owned by XOMA and which contain Antibody Related Claims (as defined below). XOMA shall have the right to participate therein and be represented by counsel of its choice. XOMA shall have responsibility for Patent Prosecution of Program Patent Rights Covering inventions within the Program Materials and the Program Technology that in accordance herewith are solely owned by XOMA and which do not contain Antibody Related Claims. The Party carrying out such responsibility shall bear all Patent Prosecution expenses, including attorneys’ fees, incurred by such Party, or by the other Party at the request of the prosecuting Party, in the performance of Patent Prosecution. As used herein, “Patent Prosecution” means, with respect to particular Program Patent Rights, (i) preparing, filing and prosecuting patent applications (including, but not limited to, provisional, reissue, continuing, continuation, continuation-in-part, divisional, and substitute applications and any foreign counterparts thereof) for such Program Patent Rights; (ii) maintaining such Program Patent Rights; and (iii) managing any interference or opposition or similar proceedings relating to the foregoing. As used herein, “Antibody Related Claims” means those claims included in the Program Patent Rights which are directed to [*].

9.2.2 Secondary Prosecution Rights. If SPRI elects not to, or fails after reasonable notice from XOMA to use Commercially Reasonable and Diligent Efforts to, pursue Patent Prosecution with respect to an invention within the Program Materials and Program Technology for which it has Patent Prosecution responsibility, then XOMA shall have the right to assume Patent Prosecution for such invention. In the case where SPRI makes such an election, it shall notify XOMA in writing of such election at least [*] prior to the next date for action to preserve such Program Patent Rights. If XOMA elects to continue such Patent Prosecution, it may do so at its own expense. In such case, SPRI will provide XOMA with such assistance and execute such documents as are necessary to continue or permit such Patent Prosecution by XOMA.

9.3 Enforcement of the Program Patent Rights.

9.3.1 Notifications. Each Party shall provide to the other Party copies of (a) any written notices it receives from any Third Party regarding any patent nullity action, declaratory judgment action, alleged invalidity, unenforceability, infringement or non-infringement with respect to Program Patent Rights or alleged misappropriation of intellectual property with respect to Program Technology, Program Materials or Collaboration Products, and (b) any written allegations it receives from a Third Party that the manufacture, use, sale, offer for sale or import of Program Technology, Program Materials or any Collaboration Product infringes the intellectual property rights of such Third Party, in each case promptly following receipt thereof.

9.3.2 Infringement Proceedings Against Third Parties.

9.3.2.1 SPRI shall have the first right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing the Program Patent Rights that (a) are Controlled in whole by SPRI, (b) are Controlled jointly by SPRI and XOMA or (c) are Controlled in whole by XOMA and which contain Antibody Related Claims. XOMA shall have the sole right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing the Program Patent Rights that are Controlled in whole by XOMA and which do not contain Antibody Related Claims. Each Party will bear its own costs, including attorneys’ fees, relating to such legal proceedings; provided that the Party directing such legal proceedings shall bear the other Party’s out-of-pocket expenses, including attorneys’ fees, incurred in complying with requests for cooperation made by the directing Party. Any recovery in connection with such suit or proceeding will first be applied to reimburse the Parties for their out-of-pocket expenses, including attorneys’ fees. All recoveries resulting from such legal proceedings that are in excess of the Parties’ costs of bringing or participating in such action, including attorneys’ fees, shall be for the account of the Party directing such proceedings.

9.3.2.2 If SPRI elects not to exercise, or fails after reasonable notice from XOMA to use Commercially Reasonable and Diligent Efforts in the exercise of, its right to institute and direct legal proceedings based on the jointly owned Program Patent Rights or XOMA solely owned Program Patent Rights that do not contain Antibody Related Claims as set forth in Section 9.3.2.1, then XOMA shall have the right to institute and direct such legal proceedings. In the case where SPRI makes such an election, it shall notify XOMA in writing of such election at least [*] prior to the last available date for instituting any such legal proceeding. If XOMA elects to institute and direct such legal proceedings, it may do so at its own expense. In such case, SPRI will provide XOMA with such assistance and execute such documents as are necessary to continue or permit such legal proceedings by XOMA.

9.3.2.3 In the event that either Party takes action under this Section 9.3.2, the other Party shall cooperate to the extent reasonably necessary at the sole expense of the acting Party. Upon the reasonable request of such acting Party, the other Party shall join the suit and shall be represented in any such legal proceedings using counsel of its own choice. The non-acting Party shall have the right to participate and be represented in any such legal proceedings by counsel of its own choice. Neither Party shall settle any claim or proceeding relating to Program Patent Rights Controlled in whole or in part by the other Party or licensed under this Agreement to the other Party without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

9.4 Infringement Proceedings by Third Parties. In the event that a Party receives written notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement or misappropriation of a Third Party patent or other intellectual property right as a result of the manufacture, use, sale, offer for sale or import of the Program Technology, the Program Materials or a Collaboration Product, such Party shall promptly notify the other Party in writing. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. In addition to its obligations under Section 12.1, SPRI agrees to defend, indemnify and hold XOMA, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) based on, arising out of or in connection with (a) SPRI’s activities, decisions or determinations (or failures to act, decide or determine) in the course of the Collaboration under this Agreement and/or (b) XOMA’s activities in the course of the Collaboration under this Agreement with respect to Collaboration Targets or Antibodies to Collaboration Targets (including assays and reagents related thereto) or as otherwise explicitly stated in any approved R&D Plan or any approved modification thereof. SPRI’s obligations under this Section 9.4 shall be subject to the limitations set forth in Section 12.3, and any claim for indemnification under this Section 9.4 shall be subject to the procedural requirements of Section 12.4.

9.5 Cooperation. Each Party hereby agrees:

(a) to cooperate in the Patent Prosecution of any inventions within the Program Materials or Program Technology that in accordance herewith are jointly owned by the Parties in order to segregate the claims so as to implement the terms of Section 9.2;

(b) to take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other Party’s ownership interest of the Program Materials and the Program Technology in accordance with the intent of this Agreement;

(c) to provide the other Party with copies of drafts of all material filings with or other submissions to the U.S. Patent and Trademark Office or its foreign counterparts relating to Patent Prosecution, or the court or other tribunal relating to any infringement claims against Third Parties under the Program Patent Rights or the defense of infringement or misappropriation claims by Third Parties relating to the Program Technology, the Program Materials or a Collaboration Product, in each case reasonably prior to the filing or submission thereof, and to give due consideration to the comments and suggestions of the other Party in relation thereto;

(d) to provide the other Party with copies of all material filings with or other submissions to the U.S. Patent and Trademark Office or its foreign counterparts relating to Patent Prosecution or the court or other tribunal relating to any infringement claims against Third Parties under the Program Patent Rights or the defense of infringement or misappropriation claims by Third Parties relating to the Program Technology, the Program Materials or a Collaboration Product;

(e) to keep the other Party apprised of material developments in any discussions or negotiations with Third Parties concerning the licensing of any intellectual property in connection with the Collaboration or the settlement of any dispute relating thereto, and as reasonably requested by the other Party to provide (for review and comment) copies of drafts of any license, settlement or other agreement relating thereto, as well as copies of the final versions of any such agreements;

(f) to cooperate, as reasonably necessary, with the other Party in gaining patent term extensions, supplemental protection certificates or their equivalents wherever applicable to any Program Patent Rights;

(g) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s patent applications related to inventions within the Program Materials and Program Technology; and

(h) to make its employees, Affiliates, agents, independent contractors and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives and, in any case, at the directing or acting Party’s expense as provided in this Article 9) to the extent reasonably necessary by the other Party in connection with Patent Prosecution, the pursuit of infringement claims against Third Parties relating to the Program Patent Rights or the defense of infringement or misappropriation claims by Third Parties relating to the Program Technology, the Program Materials or a Collaboration Product.

9.6 Disputes Regarding Intellectual Property. Without limiting or otherwise restricting the Parties’ respective rights and obligations expressly set forth in the other provisions of this Article 9, the Parties agree that any dispute between them over the ownership, validity, enforceability or infringement of any Patent Rights related to the Collaboration and Controlled by either Party that cannot be resolved between them after following the procedures of Section 14.8 shall be presented only to a court of competent jurisdiction for resolution.

ARTICLE 10

CONFIDENTIALITY

10.1 Nondisclosure Obligations.

10.1.1 General. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of [*] thereafter, or longer if required by any agreement with a Third Party relating to such Confidential Information, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement. Upon the expiration or termination of this Agreement, each Party shall promptly inform the other Party in writing if any Confidential Information the other Party received from such Party hereunder is covered by such a Third Party agreement with such Party and if the term of confidentiality for such Confidential Information will extend beyond such [*] period.

10.1.2 Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party: (a) a Party may disclose Confidential Information it is otherwise obligated not to disclose under this Section 10.1, to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential hereunder; and (b) a Party or its sublicensees may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and to commercially market, Collaboration Products pursuant to this Agreement. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed.

10.1.3 Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

10.2 Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 10 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 10.

10.3 Publication.

10.3.1 SPRI may publish or present data and/or results relating to a Collaboration Product, subject to the prior review of the proposed disclosure by XOMA, solely for the purposes of determining (a) whether the proposed disclosure contains the Confidential Information of XOMA or (b) whether the information contained in the proposed disclosure should be the subject of a patent application to be filed by XOMA prior to such disclosure. SPRI shall provide XOMA with the opportunity to review any proposed abstract, manuscript or presentation by delivering a copy thereof to XOMA no less than [*] before its intended submission for publication or presentation. XOMA shall have [*] from its receipt of any such abstract, manuscript or presentation in which to notify SPRI in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of XOMA, and XOMA shall so notify SPRI within such time period. In the event XOMA objects to the disclosure for a reason identified above, the SPRI agrees not to submit the publication or abstract or make the presentation containing the objected-to information until XOMA is given a reasonable additional period of time (not to exceed an additional [*]) to seek patent protection for any material in the disclosure which XOMA believes is patentable (subject, in all events, to Section 10.2) or, in the case of Confidential Information, to allow the SPRI to delete any Confidential Information of XOMA from the proposed disclosure. The SPRI agrees to delete from the proposed disclosure any Confidential Information of XOMA upon request.

10.3.2 Notwithstanding anything herein to the contrary, the Parties agree that XOMA may use “blinded” data (so long as such use does not jeopardize the patentability of any invention claimed by a patent or patent application filed by SPRI) for purposes of demonstrating, presenting or otherwise promoting its technologies, expertise, capabilities and/or applications of any thereof. With respect to the immediately preceding sentence, XOMA shall submit such blinded data to SPRI for approval at least [*] prior to disclosure, such approval not to be unreasonably withheld. The blinded data shall not reveal the identity of SPRI, any Collaboration Target or any Program Antibody.

10.3.3 In any manuscript, publication or presentation relating to the Collaboration, SPRI will acknowledge the contributions of XOMA (including, where appropriate, co-authorship), giving equal prominence in such manuscript, publication or presentation to the name of the other Party.

10.4 Publicity. The terms and conditions of this Agreement are Confidential Information hereunder and, except as expressly set forth herein, SPRI and XOMA each agree not to disclose any terms or conditions of this Agreement to any Third Party without first obtaining the written approval of the other Party prior to such disclosure. The Parties hereby agree to the release of a press release in the form attached hereto as Schedule 10.4 upon full execution of this Agreement and the terms that are expressly described in such press release shall be deemed to be in the public domain. The Parties may thereafter from time to time (a) mutually agree on revisions to material to be used as a routine reference, which revisions shall be submitted by one Party for the review and approval of the other Party at least [*] prior to the anticipated use or disclosure of the revised material, such approval not to be unreasonably withheld or delayed, and (b) disclose any such agreed revised information without consulting the other Party. The terms of this Agreement shall be treated as the Confidential Information of SPRI and XOMA, and, except to the extent required by applicable law, shall not be disclosed except as otherwise provided herein without the written permission of XOMA or SPRI. If either Party desires to release a separate announcement relating to this Agreement, it shall first allow the other Party [*] to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed. Nothing herein shall be deemed to prohibit, restrict or limit any disclosure that is consistent in all material respects with prior disclosures.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations, Warranties and Covenants of SPRI. SPRI represents and warrants to and covenants with XOMA that:

11.1.1 SPRI is a corporation duly organized, validly existing and in corporate good standing under the laws of New Jersey;

11.1.2 SPRI has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to XOMA in this Agreement;

11.1.3 SPRI has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

11.1.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of SPRI, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

11.1.5 the performance of SPRI’s obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party or violate any court or administrative order by which it is bound; and

11.1.6 neither it nor any of its employees or consultants working on the Collaboration have been debarred pursuant to the FDC Act or are currently excluded, debarred, suspended or otherwise ineligible to participate in Federal health care program and SPRI shall promptly notify XOMA of any change in this warranty and representation.

11.2 Representations, Warranties and Covenants of XOMA. XOMA represents and warrants to and covenants with SPRI that:

11.2.1 XOMA is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware;

11.2.2 XOMA has the corporate and full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to SPRI in this Agreement;

11.2.3 XOMA has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

11.2.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

11.2.5 the performance of its obligations under this Agreement will not conflict with XOMA’s charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party [*] or violate any court or administrative order by which it is bound;

11.2.6 neither it nor any of its employees or consultants working on the Collaboration have been debarred pursuant to the FDC Act or are currently excluded, debarred, suspended or otherwise ineligible to participate in Federal health care program and XOMA shall promptly notify SPRI of any change in this warranty and representation;

11.2.7 [*].

11.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PRODUCT, PATENT RIGHTS, GOODS, SERVICES, MATERIALS OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

11.4 Limited Liability. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER SPRI NOR XOMA WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

ARTICLE 12

INDEMNITY

12.1 SPRI Indemnity Obligations. SPRI agrees to defend, indemnify and hold XOMA, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of: (a) actual or asserted violations of any applicable law or regulation by SPRI, its sublicensees and their respective Affiliates by virtue of which any Collaboration Products manufactured, distributed or sold by SPRI, its sublicensees or their respective Affiliates hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Collaboration Products by SPRI, its sublicensees or their respective Affiliates; (c) a recall of a Collaboration Product manufactured, distributed or sold by SPRI, its sublicensees or their respective Affiliates ordered by a governmental agency or required by a confirmed Collaboration Product failure as reasonably determined by the Parties hereto; or (d) SPRI’s breach of any of its representations, warranties or covenants hereunder.

12.2 XOMA Indemnity Obligations. XOMA agrees to defend, indemnify and hold SPRI, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of: (a) actual or asserted violations of any applicable law or regulation by XOMA, its sublicensees and their respective Affiliates by virtue of which any Collaboration Products manufactured, distributed or sold by XOMA, its sublicensees or their respective Affiliates hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Collaboration Products by XOMA, its sublicensees or their respective Affiliates; (c) a recall of a Collaboration Product manufactured, distributed or sold by XOMA, its sublicensees or their respective Affiliates hereunder ordered by a governmental agency or required by a confirmed Collaboration Product failure as reasonably determined by the Parties hereto; or (d) XOMA’s breach of any of its representations, warranties or covenants hereunder.

12.3 Limitation on Indemnity Obligations. Neither Party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 12.1 or 12.2, respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought was caused by a negligent, reckless or intentional act or omission by such Party, its directors, officers, employees or authorized agents.

12.4 Procedure. If a Party or any of its Affiliates or their respective employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 12, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12 resulting from such failure, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 12. The Indemnitee under this Article 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

12.5 Insurance. Each Party shall maintain appropriate product liability insurance (and/or self-insurance) with respect to Research and Development and Manufacture of Collaboration Products by such Party in such amount as such Party customarily maintains with respect to sales of its other products. Each Party shall maintain such insurance for so long as it continues to manufacture or sell Collaboration Products, and thereafter for so long as such Party customarily maintains insurance with respect to sales of its other products.

ARTICLE 13

EXPIRATION AND TERMINATION

13.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the latest of (a) the expiration or termination of the last to expire of any Valid Claim or pending claim within the Program Patent Rights or other Patent Rights Covering the manufacture, use or sale of any Collaboration Product with respect to which SPRI would have a payment obligation to XOMA hereunder, (b) the expiration of the royalty term provided for in Section 7.4, and (c) the cessation of all Research and Development activities with respect to all Program Antibodies, Collaboration Targets and/or Collaboration Products, as applicable, pursuant to the terms hereof.

13.2 SPRI Unilateral Right to Terminate. SPRI shall have the unilateral right to terminate this Agreement for any reason and at any time following the date that is [*] after the Effective Date by providing XOMA with [*] advance written notice of such termination. Following receipt of such notice, (a) XOMA shall cease all Collaboration activities as soon as reasonably practicable and use Commercially Reasonable and Diligent Efforts to minimize Collaboration costs, and (b) SPRI shall continue to pay during such notice period the full amount contemplated in the respective R&D Plan with respect to work to be conducted by XOMA based on XOMA’s fully funded FTE rates, as well as during and after such notice period all committed, non-cancellable Third Party Collaboration costs incurred by XOMA for work set forth in the respective R&D Plan, provided that in the event that XOMA elects to pursue on its own a Collaboration Product that is the subject of a terminated R&D Plan, then SPRI shall not be obliged to make any such payments to XOMA after such [*] period has expired.

13.3 Events of Default. An “Event of Default” by either Party shall have occurred upon (a) the occurrence of a material breach of this Agreement if such Party fails to remedy such breach within [*] after written notice thereof by the non-breaching Party ([*] in the event of a Party’s failure to make a payment required hereunder) or, if remediation of such breach (other than a payment breach) within [*] is not practicable, if such Party fails to commence and diligently pursue such remediation during such [*] period, or (b) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such Party that is not dismissed or otherwise disposed of within [*] thereafter.

13.4 Effect of an Event of Default. In the event of an Event of Default, the non-defaulting Party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 3.8, 11.4 and 14.8 hereof, to (a) if the Event of Default directly relates to less than all Collaboration Targets, Program Antibodies and Collaboration Products, by written notice to the other Party, deem that such Party has abandoned work on the Collaboration Target(s), Program Antibodies and/or Collaboration Product(s) to which such Event of Default directly relates, or (b) if the Event of Default directly relates to all Collaboration Targets, Program Antibodies and Collaboration Products, by written notice to the other Party, deem that such Party has terminated this Agreement in its entirety.

13.5 XOMA’s Rights After Unilateral Termination by SPRI or Termination for an Event of Default by SPRI. In the event SPRI terminates this Agreement pursuant to Section 13.2 or this Agreement is terminated pursuant to Section 13.4 for an Event of Default by SPRI, all R&D Programs as to which such termination relates shall terminate, the licenses granted under Section 6.1.1 by XOMA to SPRI with respect to all Collaboration Products as to which such termination relates shall terminate, except for the license granted in Section 6.1.1(b) which shall be converted to a co-exclusive license between SPRI and XOMA and shall become fully-sublicensable, and (for the avoidance of doubt) the provisions of Section 2.1.3 as to all Collaboration Targets as to which such termination relates shall terminate for XOMA but shall remain in effect for SPRI. At the option of XOMA, XOMA shall be free to continue any R&D Program as to which such termination relates or development or commercialization of a Collaboration Product as to which such termination relates on its own, in which event, notwithstanding anything herein to the contrary:

(a) the licenses granted to XOMA herein shall remain in effect with respect thereto;

(b) SPRI shall be deemed to have granted to XOMA

(i) an exclusive right and license, with the right to sublicense, under SPRI’s interests in any Program Patent Rights and Program Technology relating to any Program Antibodies or Collaboration Products, to make, have made, use, sell and import such Antibodies or products; and

(ii) a co-exclusive (with SPRI) right and license, with the right to sublicense, under any other of SPRI’s interests in Program Patent Rights, to make, have made, use, sell and import Antibodies;

(c) SPRI shall transfer to XOMA all Program Materials and Program Technology requested by XOMA, including but not limited to ownership of all cell lines, including Master Cell Banks, that produce, as applicable, Collaboration Products to such Collaboration Target or such Collaboration Product and as to which ownership was previously transferred to SPRI pursuant to Section 5.3; and

(d) without limiting the foregoing, SPRI shall (i) deliver to XOMA copies of all such data, information, registrations and applications therefore (or, where appropriate, otherwise provide XOMA with reasonable access, directly or indirectly, to such data, information, registrations or applications (e.g., by way of a letter of access to a Drug Master File or similar filing)) as are existing, and (ii) grant such other licenses and/or sublicenses as are available under any Patent Rights Controlled by SPRI as of the date of such termination, subject to XOMA being responsible for any Third Party payments for such licenses or sublicenses, where each of (i) or (ii) is reasonably necessary to enable XOMA to pursue the development and commercialization of such Collaboration Product(s).

XOMA’s option in the preceding sentence shall be subject to XOMA paying to SPRI the consideration provided for in the last paragraph of Section 8.3, if any, with respect to any such R&D Program or Collaboration Product as to which such option is exercised. For the avoidance of doubt, SPRI’s license in Section 6.1.1(b), converted to co-exclusive as provided above, shall continue to be subject to its continuing payment obligations under Section 6.1.1(b).

13.6 SPRI’s Rights After Termination for an Event of Default by XOMA. In the event this Agreement is terminated pursuant to Section 13.4 for an Event of Default by XOMA, all R&D Programs as to which such termination relates shall terminate, the licenses granted under Section 6.1.2 by SPRI to XOMA with respect to all Collaboration Products as to which such termination relates shall terminate and (for the avoidance of doubt) the provisions of Section 2.1.3 as to all Collaboration Targets as to which such termination relates shall terminate for SPRI but shall remain in effect for XOMA. At the option of SPRI, SPRI shall be free to continue any R&D Program as to which such termination relates or development or commercialization of a Collaboration Product as to which such termination relates on its own, in which event, notwithstanding anything herein to the contrary:

(a) the licenses granted to SPRI herein shall remain in effect with respect thereto;

(b) XOMA shall transfer to SPRI all Program Materials and Program Technology requested by SPRI, including but not limited to ownership of all cell lines, including Master Cell Banks, that produce, as applicable, Collaboration Products to such Collaboration Target or such Collaboration Product and as to which ownership has not previously been transferred to SPRI pursuant to Section 5.3; and

(c) without limiting the foregoing, XOMA shall (i) deliver to SPRI copies of all such data, information, registrations and applications therefore (or, where appropriate, otherwise provide SPRI with reasonable access, directly or indirectly, to such data, information, registrations or applications (e.g., by way of a letter of access to a Drug Master File or similar filing)) as are existing, and (ii) grant such other licenses and/or sublicenses as are available under any Patent Rights Controlled by XOMA as of the date of such termination, subject to SPRI being responsible for any Third Party payments for such licenses or sublicenses, where each of (i) or (ii) is reasonably necessary to enable SPRI to pursue the development and commercialization of such Collaboration Product(s).

SPRI’s option in the preceding sentence shall be subject to SPRI paying to XOMA, with respect to any such R&D Program or Collaboration Product as to which such option is exercised, (i) a royalty on Net Sales of any products so licensed in an amount equal to [*] the royalty that SPRI would have been required to pay XOMA hereunder, and for the term of a Valid Claim of any Program Patent Rights Covering such products, had such product been a Collaboration Product and (ii) milestone payments in amounts equal to [*] the payments that SPRI would have been required to pay XOMA hereunder had such product been a Collaboration Product.

13.7 Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In no way limiting the generality of the foregoing, the provisions of Articles 1, 10 - 12 and 14, and Sections 2.1.3, 2.2.5, 4.3.1, 7.3 - 7.5, 7.8 - 7.13, 8.3, 8.5, 9.1 and 13.4 - 13.7, hereof shall survive the expiration or termination of this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

14.2 Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the consent of the other Party; provided, however, that either SPRI or XOMA may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of such portion of a Party’s assets that includes rights under this Agreement to an unrelated Third Party; provided, further, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the Parties otherwise agree.

14.3 Bankruptcy. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

14.4 Severability. Each Party hereby agrees that it does not intend to violate any public policy, Law, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

14.5 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to SPRI:	Schering-Plough Research Institute
2015 Galloping Hill Road
Kenilworth, New Jersey 07033
	Attention:	Discovery Collaborations & Technology
	Telephone:	908-740-3290
	Facsimile:	908-740-7164

with a copy to:	Schering-Plough Corporation
2000 Galloping Hill Road
K-6-1 (1800)
Kenilworth, New Jersey 07033
	Attention:	Staff Vice President, Research Contracting
	Telephone:	908-298-4249
	Facsimile:	908-298-5388

If to XOMA:	XOMA (US) LLC
2910 Seventh Street
Berkeley, California 94710
	Attention:	Legal Department
	Telephone:	(510) 204-7200
	Facsimile:	(510) 649-7571

with a copy to:	XOMA (US) LLC
2910 Seventh Street
Berkeley, California 94710
	Attention:	Vice President, Business Development
	Telephone:	(510) 204-7200
	Facsimile:	(510) 649-7571

14.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflicts of law principles thereof.

14.7 Forum Selection; Consent to Jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with this Agreement, shall be brought and maintained exclusively in the state or federal courts located within New York County, the State of New York. The Parties hereby expressly and irrevocably submit to the jurisdiction of the courts located within New York County, the State of New York for the limited purpose of any such litigation as set forth above. The Parties further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service. The Parties hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

14.8 Dispute Resolution. Except for those matters that are to be resolved by the Joint Steering Committee and the JRDC as set forth in Section 3.8 herein acting in good faith, the Parties hereby agree that they will first attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder the manner of resolution of which is not addressed in Section 3.8, the matter shall be referred to the Representatives. If the matter has not been resolved within [*] of the first meeting of the Representatives (which period may be extended by mutual agreement) concerning such matter, the Parties shall be free to pursue all available recourse both at law and in equity.

14.9 Entire Agreement. This Agreement, together with the exhibits and appendices hereto and any confidentiality agreement(s) executed in contemplation of this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

14.10 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

14.11 No Partnership. It is expressly agreed that the relationship between SPRI and XOMA shall not constitute a partnership, joint venture or agency. Neither SPRI nor XOMA shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

14.12 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. SPRI and XOMA agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. SPRI and

XOMA agree to obtain similar covenants from their licensees, sublicensees, or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 14.12.

14.13 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.

SCHERING CORPORATION, acting through its Schering-Plough Research Institute division

By:	/s/ Robert Bertolini
	Name:	Robert Bertolini
	Title:	Chief Financial Officer

XOMA (US) LLC

By:	/s/ John L. Castello
	Name:	John L. Castello
	Title:	Chairman of the Board, President and Chief Executive Officer

Schedule 1.42

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Schedule 1.61

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Schedule 1.75

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Schedule 7.13

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Schedule 7.14

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